Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT and

AGREEMENT AND PLAN OF MERGER,

by and among

COWEN GROUP, INC.,

LEXINGTONPARK PARENT CORP.,

LEXINGTON MERGER CORP.,

PARK EXCHANGE LLC,

and

RAMIUS LLC

DATED AS OF JUNE 3, 2009

4.18	Risk Management Instruments	23
4.19	State Takeover Laws	24
4.20	Interested Party Transactions	24
4.21	Reorganization	24
4.22	Opinion	24
4.23	Cowen Information	24
4.24	No Other Representations and Warranties	24

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF RAMIUS	25

5.1	Corporate Organization	25
5.2	Ownership of Subsidiaries	25
5.3	Authority; No Violation	26
5.4	Consents and Approvals	26
5.5	Reports	27
5.6	Financial Statements	27
5.7	Broker’s Fees	28
5.8	Absence of Certain Changes or Events	28
5.9	Legal Proceedings	28
5.10	Taxes and Tax Returns	29
5.11	Employee Matters	30
5.12	Certain Contracts	32
5.13	Property	34
5.14	Intellectual Property	34
5.15	Insurance	35
5.16	Compliance with Laws; Permits	35
5.17	Investment Agreements and the Funds	38
5.18	Risk Management Instruments	39
5.19	Interested Party Transactions	40
5.20	Reorganization	40
5.21	Ramius Information	40
5.22	No Other Representations and Warranties	40

ARTICLE VI	COVENANTS RELATING TO CONDUCT OF BUSINESS	40

6.1	Conduct of Businesses Prior to the Effective Time	40
6.2	Cowen and Ramius Forbearances	41

ARTICLE VII	ADDITIONAL AGREEMENTS	44

7.1	Regulatory Matters	44
7.2	Access to Information	45
7.3	Stockholder Approval	46
7.4	Further Assurances; Additional Agreements	47
7.5	NASDAQ Listing	47
7.6	Employee Matters	47
7.7	Indemnification; Directors’ and Officers’ Insurance	49
7.8	Exemption from Liability Under Section 16(b)	50

7.9	Governance; Name Change	50
7.10	No Solicitation	51
7.11	Transaction Litigation	55
7.12	Registration Rights Agreement	55
7.13	Assignment of Assigned Contracts and Warranties	55
7.14	Payment of Assumed Liabilities	55
7.15	FoF Asset Exchange Agreement	56
7.16	Tax Matters	56
7.17	Investment Company Act	56
7.18	Payment of Award	56

ARTICLE VIII	CONDITIONS PRECEDENT	56

8.1	Conditions to Each Party’s Obligation to Effect the Transactions	56
8.2	Conditions to Obligations of Ramius	57
8.3	Conditions to Obligations of Cowen	58

ARTICLE IX	TERMINATION AND AMENDMENT	59

9.1	Termination	59
9.2	Effect of Termination	60
9.3	Fees and Expenses	61
9.4	Amendment	61
9.5	Extension; Waiver	61

ARTICLE X	GENERAL PROVISIONS	62

10.1	Definitions	62
10.2	Nonsurvival of Representations, Warranties and Agreements	71
10.3	Notices	71
10.4	Interpretation; Knowledge	72
10.5	Disclosure Schedules	72
10.6	Counterparts	73
10.7	Entire Agreement	73
10.8	Severability	73
10.9	Governing Law; Jurisdiction	73
10.10	WAIVER OF JURY TRIAL	73
10.11	Publicity	73
10.12	Enforcement	74
10.13	Assignment; Third Party Beneficiaries	74

Index of Exhibits and Schedules

Cowen Disclosure Schedule
Ramius Disclosure Schedule

Schedule A:	Directors of Merger Sub
Schedule B:	Appointees to Board of Directors of New Parent
Schedule C:	Officers of New Parent

Exhibit A:	New Parent Charter
Exhibit B:	New Parent By-Laws
Exhibit C:	Bill of Sale
Exhibit D:	Charter of Cowen Surviving Corporation
Exhibit E:	By-Laws of Cowen Surviving Corporation
Exhibit F:	Form of Registration Rights Agreement
Exhibit G:	Form of Tax Opinion of Wachtell, Lipton, Rosen & Katz

TRANSACTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

TRANSACTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2009 (this “Agreement”), by and among COWEN GROUP, INC., a Delaware corporation (“Cowen”), LEXINGTONPARK PARENT CORP., a Delaware corporation (“New Parent”), LEXINGTON MERGER CORP., a Delaware corporation and direct wholly owned subsidiary of New Parent (“Merger Sub”), PARK EXCHANGE LLC, a Delaware limited liability company and direct wholly owned subsidiary of New Parent (“Exchange Sub”), and RAMIUS LLC, a Delaware limited liability company (“Ramius”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Cowen, New Parent and Merger Sub, the Managing Member of Ramius and the Board of Managers of Exchange Sub have determined that it is in the best interests of their respective companies and their stockholders or membership interest holders, as applicable, to consummate the strategic business combination transaction;

WHEREAS, to effect such business combination transaction, upon the terms and subject to the conditions set forth herein, (i) Merger Sub will merge with and into Cowen with Cowen continuing as the surviving corporation (the “Cowen Merger”) and (ii) Exchange Sub will acquire substantially all of the assets and assume the Assumed Liabilities of Ramius (the “Ramius Asset Exchange” and together with the Cowen Merger, the “Transactions”);

WHEREAS, as a condition to Ramius entering into this Agreement, concurrently with the execution and delivery of this Agreement, Ramius is entering into a Voting Agreement with certain stockholders of Cowen (the “Voting Agreement”) pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of Cowen Common Stock owned by such stockholder in accordance with the terms of the Voting Agreement;

WHEREAS, upon consummation of the Transactions, (i) Cowen will become a direct wholly owned subsidiary of New Parent, which has been formed by Cowen and Ramius solely for the purpose of the transactions contemplated by this Agreement, (ii) Exchange Sub will become the owner of substantially all of the assets and substantially all of the liabilities of Ramius and will remain a wholly owned subsidiary of New Parent and (iii) New Parent will change its name to Cowen Group, Inc.; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Cowen Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Transactions, taken together, shall qualify as an exchange described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1           Formation of New Parent; Merger Sub and Exchange Sub.

(a)           New Parent.  Cowen and Ramius have caused New Parent to be organized under the laws of the State of Delaware and each owns 50% of the capital stock of New Parent.  The authorized capital stock of New Parent consists of 250,000,000 shares of Class A voting common stock, par value $.01 per share (the “New Parent Class A Common Stock”), of which one share has been issued to Cowen and one share has been issued to Ramius, and 250,000,000 shares of Class B voting common stock, par value $.01 per share (the “New Parent Class B Common Stock”), of which no shares have been issued and 10,000,000 shares of undesignated preferred stock, par value $.01 per share, of which no shares have been issued.  Cowen and Ramius shall take, and shall cause New Parent to take, all requisite action to cause the certificate of incorporation of New Parent to be in the form of Exhibit A (the “New Parent Charter”) and the by-laws of the New Parent to be in the form of Exhibit B (the “New Parent By-Laws”), in each case, at the Effective Time.

(b)           Merger Sub and Exchange Sub.  Cowen and Ramius have caused New Parent to organize, and New Parent has organized, Merger Sub and Exchange Sub under the laws of the State of Delaware.  The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share (the “Merger Sub Common Stock”), all of which are validly issued, fully paid and nonassessable, and are owned by New Parent free and clear of any Liens.  The authorized membership interests of Exchange Sub consists of 100 units (the “Exchange Sub Membership Interests”), all of which are validly issued and are owned by New Parent free and clear of any Liens.

1.2           The Transactions.

(a)           The Cowen Merger.  Upon the terms and subject to the conditions hereof, in accordance with the DGCL, at the Effective Time Merger Sub shall merge with and into Cowen, with Cowen continuing as the surviving corporation in the Cowen Merger (the “Cowen Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.  As a result of the Cowen Merger, Cowen will become a direct wholly owned subsidiary of New Parent.

(b)           The Ramius Asset Exchange.  Upon the terms and subject to the conditions hereof, Ramius shall exchange, assign, transfer, convey and deliver to Exchange Sub, and Exchange Sub shall acquire from Ramius, as of immediately prior to the Closing, all of Ramius’s rights, title and interest in and to all assets of Ramius, whether real or personal, tangible or intangible, including the Assigned Contracts and Ramius’s equity interests in each of the entities set forth in Section 1.2(b) of the Ramius Disclosure Schedule, other than the Excluded Assets (the “Acquired Assets”), in exchange for the issuance to Ramius of 37,536,826 shares of New Parent Class A Common Stock (the “Asset Exchange Consideration”), and the assumption by Exchange Sub of all liabilities and obligations of Ramius, including any indebtedness, obligation and other liability (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law (except for the Excluded Liabilities) (such liabilities, the “Assumed Liabilities”).

1.3           Effective Time of the Cowen Merger; Closing of the Ramius Asset Exchange.

(a)           As soon as practicable on the Closing Date, Cowen shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger with respect to the Cowen Merger (the “Cowen Certificate of Merger”), which Cowen Certificate of Merger shall be in such form as is required by, and executed and acknowledged in accordance with, the DGCL.  The Cowen Merger shall become effective at such date and time as Cowen and Ramius shall agree and shall be specified in the Cowen Certificate of Merger; provided that (i) such date and time shall be after the time of filing of the Cowen Certificate of Merger and (ii) the Cowen Merger shall become effective at the same date and time as the closing of the Ramius Asset Exchange.  As used in this Agreement, the term “Effective Time” shall mean the date and time when the Transactions become effective.

(b)           On the Closing Date, (i) each of Ramius and Exchange Sub shall execute and deliver to such other party a Bill of Sale and Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Bill of Sale”) and (ii) New Parent shall issue to Ramius the Asset Exchange Consideration consisting of shares of New Parent Class A Common Stock that shall be validly issued, fully paid and non-assessable.

1.4           Effects of the Cowen Merger.  At and after the Effective Time, the Cowen Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5           Closing.  Upon the terms and subject to the conditions set forth in Article VIII and the termination rights set forth in Article IX, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, 10019 at 10:00 A.M. on the third Business Day following the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions) set forth in Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by Cowen and Ramius (the date of the Closing, the “Closing Date”).

1.6           Cowen Surviving Corporation Constituent Documents.  At the Effective Time, by virtue of the Cowen Merger, the certificate of incorporation of Cowen shall be amended to read in its entirety as set forth in Exhibit D, and, as so amended, shall be the certificate of incorporation of the Cowen Surviving Corporation, from and after the Effective Time, until thereafter changed or amended as provided therein and/or in accordance with applicable Law.  The Cowen Board of Directors shall take all action necessary so that, at the Effective Time, the by-laws of Cowen shall be amended to read in their entirety as set forth in Exhibit E, and as so amended, such by-laws shall be the by-laws of the Cowen Surviving Corporation, from and after the Effective Time, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Cowen Surviving Corporation and/or in accordance with applicable Law.

1.7           Directors, Managers and Officers.

(a)           The directors and officers of New Parent at the Effective Time shall be as set forth in Section 7.9 hereof.

(b)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Cowen Surviving Corporation and the officers of Cowen immediately prior to the Effective Time shall be the officers of the Cowen Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

(c)           New Parent shall cause the officers of Ramius immediately prior to the Effective Time to be appointed as the officers of Exchange Sub, in each case, until their respective successors are duly elected and qualified.

(d)           Cowen shall cause the persons set forth on Schedule A to be appointed directors of Merger Sub, effective as of immediately prior to the Effective Time.

1.8           Actions of Cowen and Ramius.  Cowen and Ramius, as the holders of all the outstanding shares of New Parent Class A Common Stock, have approved this Agreement and the transactions contemplated hereby and shall cause New Parent, as the sole stockholder of Merger Sub and as the sole member of Exchange Sub, to approve and adopt this Agreement.  Each of Cowen and Ramius shall take all actions necessary to cause New Parent, Merger Sub and Exchange Sub to take any actions necessary in order to consummate the Transactions and the other transactions contemplated hereby.

ARTICLE II

CONVERSION OF SECURITIES

2.1           Effect on Capital Stock of Cowen and Merger Sub.  At the Effective Time, by virtue of the Cowen Merger and without any further action on the part of Cowen, New Parent, Merger Sub, Exchange Sub, Ramius or any holder of any shares of Cowen Common Stock or Ramius Percentage Interests:

(a)           All shares of Cowen Common Stock that are held by Cowen as treasury stock or that are owned by New Parent, Cowen, Merger Sub or Exchange Sub immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)           Subject to Section 2.1(a), each outstanding share of Cowen Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one fully paid and nonassessable share of New Parent Class A Common Stock (the “Cowen Merger Consideration”).  All shares of New Parent Class A Common Stock issued pursuant to this Section 2.1(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)           All of the shares of Cowen Common Stock converted into the right to receive New Parent Class A Common Stock pursuant to this Section 2.1 shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and, as of the Effective Time, the holders of Cowen Common Stock shall be deemed to have received shares of New Parent Class A Common Stock (without the requirement for the surrender of any certificate previously representing any such shares of Cowen Common Stock or issuance of new certificates representing New Parent Class A Common Stock), with each certificate representing shares of Cowen Common Stock prior to the Effective Time being deemed to represent automatically an equivalent number of shares of New Parent Class A Common Stock.

(d)           Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Cowen Surviving Corporation.

2.2           Effect on New Parent Class A Common Stock.  At the Effective Time, each share of the capital stock of New Parent issued and outstanding immediately prior to the Effective Time shall remain outstanding.  Immediately following the Effective Time, shares of the capital stock of New Parent owned by the Cowen Surviving Corporation or Exchange Sub shall be cancelled by New Parent without payment therefor.

2.3           Cowen Stock Options and Other Equity-Based Awards.

(a)           As of the Effective Time, by virtue of the Cowen Merger and without any action on the part of the holders thereof, each option to purchase shares of Cowen Common Stock granted under the Cowen Group, Inc. 2007 Equity and Incentive Plan and the Cowen Group, Inc. 2006 Equity Incentive Plan (collectively, the “Cowen Stock Plans”) or otherwise that is outstanding immediately prior to the Effective Time (collectively, the “Cowen Stock Options”) shall vest in full and be converted into an option (the “New Parent Stock Options”) to purchase, the number of whole shares of New Parent Class A Common Stock that is equal to the number of shares of Cowen Common Stock subject to such Cowen Stock Option immediately prior to the Effective Time, at an exercise price per share of New Parent Class A Common Stock equal to the exercise price for each such share of Cowen Common Stock subject to such Cowen Stock Option immediately prior to the Effective Time, and otherwise on the same terms and conditions as applied to each such Cowen Stock Option immediately prior to the Effective Time (but taking into account any changes thereto, including accelerated vesting thereof, provided for in the Cowen Stock Plans, in any award agreement or in such Cowen Stock Option by reason of this Agreement or the transactions contemplated hereby).

(b)           As of the Effective Time, each restricted share of Cowen Common Stock granted under a Cowen Stock Plan or otherwise that is outstanding immediately prior to the Effective Time (collectively, the “Cowen Restricted Shares”) shall, by virtue of the Cowen Merger and without any action on the part of the holder thereof, vest in full and be converted into the right to receive the Cowen Merger Consideration as provided in Section 2.1(b).

(c)           As of the Effective Time, each restricted share unit with respect to shares of Cowen Common Stock granted under a Cowen Stock Plan or otherwise that is outstanding immediately prior to the Effective Time (collectively, the “Cowen RSUs”) shall, by virtue of the Cowen Merger and without any action on the part of the holder thereof, vest in full and be converted into a restricted share unit with respect to the number of shares of New Parent Class A

Common Stock that is equal to the number of shares of Cowen Common Stock subject to the Cowen RSU immediately prior to the Effective Time (a “New Parent RSU”), and otherwise on the same terms and conditions as applied to each such Cowen RSU immediately prior to the Effective Time (but taking into account any changes thereto, including accelerated vesting thereof and deferral provisions, provided for in the Cowen Stock Plans, in any award agreement or in such Cowen RSU by reason of this Agreement or the transactions contemplated hereby).  The obligations in respect of the New Parent RSUs shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such New Parent RSUs.

(d)           As of the Effective Time, New Parent shall assume the obligations and succeed to the rights of Cowen under the Cowen Stock Plans with respect to the Cowen Stock Options (as converted into New Parent Stock Options) and the Cowen RSUs (as converted into New Parent RSUs).

(e)           New Parent shall reserve for issuance a number of shares of New Parent Class A Common Stock at least equal to the number of shares of New Parent Class A Common Stock that will be subject to New Parent Stock Options and New Parent RSUs as a result of the actions contemplated by this Section 2.3.  As of the Effective Time, New Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of New Parent Class A Common Stock subject to such New Parent Stock Options and New Parent RSUs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Parent Stock Options and New Parent RSUs remain outstanding.

(f)            Prior to the Effective Time, Cowen, the Board of Directors of Cowen and the Compensation Committee of the Board of Directors of Cowen, as applicable, shall adopt resolutions to effectuate the provisions of this Section 2.3.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

3.1           Exchange Procedures.

(a)           On the Closing Date, New Parent shall deliver to Ramius or its nominee a duly executed and validly issued stock certificate in the name of Ramius representing the Asset Exchange Consideration.

(b)           Each certificate representing shares of Cowen Common Stock prior to the Effective Time (a “Cowen Certificate”) (and each uncertificated share of Cowen Common Stock in book-entry form, if any, prior to the Effective Time) shall be deemed to represent an equivalent number of shares of New Parent Class A Common Stock without any action on the part of the holder thereof, provided, however, that if an exchange of Cowen Certificates for new certificates is required by Law or applicable rule or regulation, or is requested by any holder thereof, the parties will cause New Parent to arrange for such exchange on a one-share-for-one-share basis.

3.2           No Further Ownership Rights in Cowen Common Stock.  All shares of New Parent Class A Common Stock issued upon conversion of the Cowen Common Stock in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Cowen Common Stock.

3.3           Lost Certificates.  If any Cowen Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Cowen Certificate to be lost, stolen or destroyed and, if required by New Parent, the posting by such Person of a bond in such reasonable amount as New Parent may direct as indemnity against any claim that may be made against it with respect to such Cowen Certificate, New Parent will deliver in exchange for such lost, stolen or destroyed Cowen Certificate, the Cowen Merger Consideration with respect to the Cowen Common Stock formerly represented thereby, and unpaid dividends and distributions on shares of New Parent Class A Common Stock deliverable in respect thereof, pursuant to this Agreement.

3.4           Withholding Rights.  New Parent shall be entitled to deduct and withhold from the Cowen Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by New Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by New Parent.

3.5           Stock Transfer Books.  The stock transfer books of Cowen shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Cowen Common Stock thereafter on the records of Cowen.  On or after the Effective Time, any Cowen Certificates presented to New Parent, the Cowen Surviving Corporation for any reason shall be converted into the right to receive the Cowen Merger Consideration with respect to the shares of Cowen Common Stock formerly represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COWEN

Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Cowen and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in the disclosure schedule provided by Cowen (the “Cowen Disclosure Schedule”) delivered by Cowen to Ramius prior to the execution of this Agreement, Cowen hereby represents and warrants to Ramius as follows:

4.1           Corporate Organization.

(a)           Cowen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Cowen has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  True, complete and correct copies of the Restated Certificate of Incorporation of Cowen (the “Cowen Charter”), and the Amended and Restated By-Laws of Cowen (the “Cowen By-Laws”), as in effect as of the date of this Agreement, have previously been made available to Ramius.

(b)           Each Subsidiary of Cowen (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Cowen.

(c)           The minute books of Cowen previously made available to Ramius contain true, complete and correct records of all meetings and other corporate actions held or taken since July 12, 2006 of its stockholders and Board of Directors and each committee of its Board of Directors.

4.2           Capitalization.  (a)  The authorized capital stock of Cowen consists of 100,000,000 shares of common stock, par value $0.01 per share (the “Cowen Common Stock”), of which, as of June 1, 2009 (the “Cowen Capitalization Date”), 15,092,088 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Cowen Preferred Stock”), of which, as of the Cowen Capitalization Date, no shares were issued and outstanding. As of the Cowen Capitalization Date, Cowen held no shares of Cowen Common Stock in its treasury.  As of the Cowen Capitalization Date, no shares of Cowen Common Stock or Cowen Preferred Stock were reserved for issuance except for 1,085,328 shares of Cowen Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans and 1,063,513 shares of Cowen Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans.  All of the issued and outstanding shares of Cowen Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have not been issued in violation of any applicable Law or any Contract of Cowen.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Cowen may vote (“Voting Debt”) are issued or outstanding.  As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 4.2(a) of the Cowen Disclosure Schedule, Cowen does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Cowen Common Stock, Cowen Preferred Stock, Voting Debt or any other equity securities of Cowen or any securities representing the right to purchase or otherwise receive any shares of Cowen Common Stock, Cowen Preferred Stock, Voting Debt or other equity securities of Cowen.  As of the date of this Agreement, except pursuant to this Agreement or pursuant to the Cowen Benefit Plans and Cowen Stock Plans, and other than as set forth in Section 4.2(a) of the Cowen Disclosure Schedule, there are no contractual obligations of Cowen or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of Cowen or any equity security of Cowen or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Cowen or its Subsidiaries or (II) pursuant to which Cowen or any of its Subsidiaries is or could be required to register shares of Cowen capital stock or other securities under the Securities Act.

(b)           Cowen has provided Ramius with a true, complete and correct list of the aggregate number of shares of Cowen Common Stock subject to Cowen Stock Options, Cowen Restricted Shares and Cowen RSUs that were outstanding as of the Cowen Capitalization Date, the names of the holders and the weighted average exercise price for the Cowen Stock Options.  Other than the Cowen Stock Options, Cowen Restricted Shares and Cowen RSUs that are outstanding as of the Cowen Capitalization Date, no other subscriptions, options, warrants, calls, rights, commitments or agreements of character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Cowen Common Stock, Cowen Preferred Stock, Voting Debt or other equity securities of Cowen are outstanding as of the Cowen Capitalization Date. Since the Cowen Capitalization Date through the date hereof, Cowen has not (i) issued or repurchased any shares of Cowen Common Stock, Cowen Preferred Stock, Voting Debt or other equity securities of Cowen, other than the issuance of shares of Cowen Common Stock in connection with the exercise of Cowen Stock Options or settlement of the Cowen RSUs granted under the Cowen Stock Plans that were outstanding on the Cowen Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Cowen capital stock or any other equity-based awards under any of the Cowen Stock Plans.

(c)           All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Cowen are owned by Cowen, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of Cowen has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  Except as set forth in Section 4.2(a) of the Cowen Disclosure Schedule, Cowen does not have any Subsidiaries and does not own any capital stock or other equity or voting securities or other rights convertible or exchangeable into or exercisable for equity or voting securities, or any other rights, in any other Person.

4.3           Authority; No Violation.  (a)  Cowen has full corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Cowen.  The Board of Directors of Cowen has determined that this Agreement is advisable and in the best interests of Cowen and its stockholders and has directed that this Agreement be submitted to Cowen’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Cowen Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Cowen are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by Cowen and (assuming, with respect to this Agreement, due authorization, execution and delivery by Ramius, New Parent, Merger Sub and Exchange Sub) constitutes the valid and binding obligations of Cowen, enforceable against Cowen in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)           Neither the execution and delivery of this Agreement by Cowen, nor the consummation by Cowen of the transactions contemplated hereby, nor compliance by Cowen with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Cowen, any of its Subsidiaries or CHRP to make any payment under, or to the increased, additional, accelerated or guarantees rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Cowen or its Subsidiaries under, any provisions of (i) Cowen Charter or Cowen By-Laws; (ii) any Contract or material Permit to which Cowen, any of its Subsidiaries or CHRP is a party; (iii) any judgment, order, injunction or decree of any Governmental Entity applicable to Cowen, any of its Subsidiaries or CHRP or any of their respective properties or assets; or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, rights or losses that would not reasonably be expected to have a Material Adverse Effect on Cowen.

(c)           Cowen hereby acknowledges that each of the representations and warranties of New Parent contained in Article V of the FoF Asset Exchange Agreement are true and correct.

4.4           Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA, the United Kingdom Financial Services Authority (the “FSA”), the Securities and Futures Commission of Hong Kong and other SROs, (ii) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (iii) the filing with the SEC of the proxy statement in a definitive form relating to the meeting of Cowen’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Certificate of Merger pursuant to the DGCL, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (vi) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of New Parent Class A Common  Stock pursuant to this Agreement and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Cowen, no consents or approvals of or filings or registrations with or notice to any Regulatory Agency or Governmental Entity or any other Person are necessary in connection with (A) the execution and delivery by Cowen of this Agreement and (B) the consummation by Cowen of the transactions contemplated by this Agreement.

4.5           SEC Reports.  Cowen has previously made available to Ramius an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Cowen or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act on or after July 12, 2006 (the “Cowen SEC Reports”).  No such Cowen SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Cowen SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of Cowen has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6           Financial Statements.

(a)           The financial statements of Cowen and its Subsidiaries included (or incorporated by reference) in the Cowen SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Cowen and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Cowen and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Cowen and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)           Neither Cowen nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Cowen included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including any notes thereto) and (ii)

liabilities incurred in the Ordinary Course of Business since December 31, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Cowen and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Cowen or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6(c).  Cowen (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Cowen, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Cowen by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Cowen’s outside auditors and the audit committee of Cowen’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cowen’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cowen’s internal controls over financial reporting.  Each of these disclosures were made in writing by management to Cowen’s auditors and audit committee, a copy of which has previously been made available to Ramius.  As of the date hereof, there is no reason to believe that Cowen’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since December 31, 2008, neither Cowen nor any of its Subsidiaries nor, to the knowledge of Cowen, any director, officer, employee, auditor, accountant or representative of Cowen or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cowen or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cowen or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7           Broker’s Fees.  Neither Cowen nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions or any other transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, and pursuant to a letter agreement, true, complete and correct copies of which have been previously delivered to Ramius.

4.8           Absence of Certain Changes or Events.  (a)  Since December 31, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Cowen.

(b)           Since December 31, 2008 through and including the date of this Agreement, except as set forth on Section 4.8(b) of the Cowen Disclosure Schedule, Cowen and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business and none of Cowen or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.2(e) or Section 6.2(i).

4.9           Legal Proceedings.

(a)           Except as set forth on Section 4.9 of the Cowen Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cowen, neither Cowen, any of its Subsidiaries nor CHRP is a party to any, and there are no pending or, to Cowen’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature by or against Cowen, any of its Subsidiaries or CHRP or, to the knowledge of Cowen, any of its or its Subsidiaries’ or CHRP’s key employees with respect to its business, or to which any of their assets are subject.

(b)           There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction imposed upon Cowen, any of its Subsidiaries or CHRP or the assets of Cowen or any of its Subsidiaries or CHRP (or that, upon consummation of the Transactions, would apply to Ramius or any of its Subsidiaries).

4.10         Taxes and Tax Returns.  Each of Cowen and its Subsidiaries has (i) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and (ii) has paid all Taxes due and owing by Cowen or any of its Subsidiaries (whether or not shown on any Tax Return).  Neither Cowen nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.  None of the federal, state and local income Tax Returns for periods beginning after July 12, 2006 of Cowen and its Subsidiaries have been examined by the IRS or other relevant taxing authority.  No written claim has ever been made by an authority in a jurisdiction where Cowen or any of its Subsidiaries does not file Tax Returns that Cowen or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Cowen or any of its Subsidiaries.  Each of Cowen and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Neither Cowen nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Cowen or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Cowen or any of its Subsidiaries.  Neither Cowen nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  Neither Cowen nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Cowen) or (B) has any liability for a material amount of Taxes of any person (other than Cowen and any of its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to Cowen and any of its Subsidiaries (A) did not, as of December 31, 2008, exceed the reserve and provision for Tax liabilities set forth on the face of the consolidated balance sheet of Cowen included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and (B) do not exceed that reserve and provision as adjusted for Tax liabilities incurred in the Ordinary Course of Business through the Closing Date.  Neither Cowen nor any of its Subsidiaries has a permanent establishment outside of the national jurisdiction in which it was formed.  Except as set forth in Section 4.10 of the Cowen Disclosure Schedule, each Subsidiary of Cowen has since the date of its formation been properly classified for U.S. Federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code, and neither Cowen nor any of its Subsidiaries has taken a position inconsistent with such treatment with regard to any Tax.  There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Cowen or any of its Subsidiaries for which Cowen does not have reserves that are adequate under GAAP.  Neither Cowen nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among Cowen and its Subsidiaries).  Within the past two (2) years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part), neither Cowen nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither Cowen nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.  The parties agree and acknowledge that the foregoing representations and warranties shall not apply with respect to any Tax Returns or Taxes that are the responsibility of SG Americas, Inc. (“SGAI”) pursuant to the Tax Matters Agreement, dated as of July 12, 2006 among SGAI, SG Americas Securities Holdings, Inc., Cowen and Company LLC, and Cowen.

4.11         Employee Matters.

(a)           Section 4.11(a) of the Cowen Disclosure Schedule sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Cowen or any of its Subsidiaries entered into, maintained or contributed to by Cowen or any of its Subsidiaries or to which Cowen or any of its Subsidiaries is obligated to contribute, or with respect to which Cowen or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Cowen or any of its

Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Cowen Benefit Plans”).

(b)           With respect to each Cowen Benefit Plan, Cowen has delivered or made available to Ramius a true, correct and complete copy of:  (i) each writing constituting a part of such Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

(c)           Each Cowen Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of Cowen, there is not any reason why any such determination letter should be revoked.  Each of the Cowen Benefit Plans has been operated and administered in accordance with applicable Law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder.

(d)           No Cowen Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Cowen or any of its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).  Except as could not be reasonably expected to result in a material liability to Cowen or any of its Subsidiaries, neither Cowen nor any of its Subsidiaries has engaged in a transaction in connection with which Cowen or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.  Except as could not be reasonably expected to result in a material liability to Cowen or any of its Subsidiaries, no Controlled Group Liability has been incurred by Cowen, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Cowen, no condition exists that presents a risk to Cowen, any of its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability.  Except as could not be reasonably expected to result in a material liability to Cowen or any of its Subsidiaries, all contributions required to be made to any Cowen Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Cowen Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof have been fully accrued in accordance with generally accepted accounting principles.

(e)           No Cowen Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code.  Neither Cowen, any of its Subsidiaries nor any of their respective ERISA Affiliates contributes (or has contributed in the six (6) years prior to the date hereof) to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA)

or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)            There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Cowen Benefit Plans or any trusts related thereto or fiduciaries thereof which could reasonably be expected to result in a material liability of Cowen or any of its Subsidiaries.

(g)           Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Cowen or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any material limitation on the right of Cowen or any of its Subsidiaries to amend, merge or, terminate any Cowen Benefit Plan or related trust or (v) fail to be deductible by reason of Section 280G of the Code.

(h)           All Cowen Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)            No labor organization or group of employees of Cowen or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Cowen or any of its Subsidiaries.  Except as could not be reasonably expected to result in a material liability to Cowen or any of its Subsidiaries, each of the Cowen and its Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(j)            Each Cowen Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since July 12, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder, where applicable, and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices, and other interim guidance on Section 409A of the Code, where applicable.

(k)           All grants of Cowen Stock Options, Cowen Restricted Shares and Cowen RSUs and any other grants of stock options or other equity interests were validly issued and properly approved by the Cowen Board of Directors or a committee thereof (and all required approvals, if any, by the stockholders of Cowen have been obtained) in accordance with all applicable Law and, to the knowledge of Cowen, no such grants involved any “backdating” or similar practices with respect to the effective date of grant.  The per share exercise price of each Cowen Stock Option was not less than the fair market value of the Cowen Common Stock on the applicable grant date (as determined in a manner consistent with Treasury Regulation §1.409A-1(b)(5)(iv)) and each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of Cowen and disclosed in Cowen’s filings with the SEC in accordance with the Exchange Act and other applicable Securities Laws.  No modifications have been made to any Cowen Stock Options after the applicable date of grant.

4.12         Certain Contracts.  (a)  Section 4.12(a) of the Cowen Disclosure Schedule sets forth all of the following Contracts in existence to which Cowen or its Subsidiaries is a party or by which  it is bound as of the date hereof (collectively, the “Cowen Contracts”):

(i)            Any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           Contracts for the sale of assets or rights of Cowen or its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii)          Contracts for joint-ventures, strategic alliances or partnerships or other similar entities;

(iv)          Any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any respect (A) the ability of Cowen, its Subsidiaries or other Affiliates or, following the Closing, New Parent or its Affiliates, to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business of Cowen or its Subsidiaries or, following the Closing, New Parent or its Affiliates, conducts business;

(v)           Contracts relating to the acquisition by Cowen or its Subsidiaries of any operating business or the capital stock or assets of any other Person;

(vi)          Contracts or instruments relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of its assets;

(vii)         Contracts where Cowen or any of its Subsidiaries is the lessee or sublessee of, or is granted a similar occupancy interest in, any real property or pursuant to which Cowen or any of its Subsidiaries grants to any Person a leasehold or subleasehold, or similar occupancy interest, in any real property;

(viii)        Contracts for the provision of goods or services or License Agreements, in each case involving fees, royalties, payments or other consideration in excess of $500,000 annually based on 2008 expenditures;

(ix)           Contracts that grant any right of first refusal or right of first offer or similar right or that purport to limit the ability of Cowen or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(x)            Contracts that obligate Cowen or any of its Subsidiaries to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to Cowen or any of its Subsidiaries;

(xi)           Contracts requiring Cowen or any of its Subsidiaries (A) to co-invest with any other Person, (B) to provide seed capital or similar investment, or (C) to invest in any investment product, in each case in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xii)          Contracts (the “Former Parent Contracts”) between Cowen or any of its Subsidiaries and Former Parent;

(xiii)         Contracts that bind or purport to bind, any controlling Affiliates of Cowen;

(xiv)        Contracts (or groups of related Contracts) that involve the expenditure of more than $500,000 annually based on 2008 expenditures;

(xv)         “soft dollar” arrangements that involve the expenditure of more than $150,000 annually or $300,000 in the aggregate;

(xvi)        Contracts providing for the payment to Cowen or any of its Subsidiaries of a retainer or similar fee of more than $150,000 annually or $300,000 in the aggregate;

(xvii)       Contracts relating to the sale of Cowen Asset Management, LLC (the “CAM Sale Contracts”); and

(xviii)      Contracts pursuant to which Cowen or any of its Subsidiaries (or any of their predecessor companies) has any ongoing indemnification obligations, retained liabilities or earnouts, in each case, with respect to the sale of any assets, rights or businesses.

(b)           (i) Each Cowen Contract is valid and binding on Cowen or its applicable Subsidiary and, to the knowledge of Cowen, on the other party thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect and has not been modified or amended except pursuant to an amendment set forth on Section 4.12 of the Cowen Disclosure Schedule, (ii) Cowen and each of its Subsidiaries, as applicable, and, to Cowen’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Cowen Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material breach, violation or default on the part of Cowen or any of its Subsidiaries or, to Cowen’s knowledge, any other party thereto under any such Cowen Contract.  There are no material disputes pending or, to Cowen’s knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Cowen Contract.

(c)           True, complete and correct copies of all of the Former Parent Contracts have been delivered or made available to Ramius.  The Former Parent Contracts contain all of the ongoing agreements and obligations between Cowen and Former Parent.  The Former Parent Contracts are in full force and effect.  Cowen is not and, to the knowledge of Cowen, Former Parent is not in breach or default of any of its obligations under any of the Former Parent Contracts.  Except as set forth on Section 4.12(c) of the Cowen Disclosure Schedule, there are no ongoing claims or disputes between Cowen and Former Parent under any of the Former Parent Contracts.

4.13         Property.  As of the date hereof, none of Cowen or any of its Subsidiaries, owns, and has never owned, any real property.  All real property leased or subleased or in which another similar occupancy interest is held by Cowen or any of its Subsidiaries, as tenant, subtenant or occupant, or which Cowen or any of its Subsidiaries have granted, as landlord or sublandlord, a leasehold, subleasehold or other similar interest, is listed in Section 4.12(a)(vii) of the Cowen Disclosure Schedule, and true and correct copies of all leases, subleases and other such agreements (including amendments, modifications and supplements thereto) have been provided to Ramius, and Cowen and its Subsidiaries, as applicable, have good and valid leasehold title to their respective leased and subleased real property, free and clear of any Liens (other than Permitted Liens).

4.14         Intellectual Property.

(a)           Section 4.14(a) of the Cowen Disclosure Schedule contains all Cowen IP.  Except as would not reasonably be expected to have a Material Adverse Effect on Cowen, Cowen and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Cowen IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Cowen’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Cowen IP.

(b)           The Owned Cowen IP and Licensed Cowen IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Cowen and its Subsidiaries as they are currently conducted, as they have been conducted since January 1, 2008.

(c)           The Owned Cowen IP and, to the knowledge of Cowen, Licensed Cowen IP, are valid, subsisting and enforceable.

(d)           Neither Cowen nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(e)           No Owned Cowen IP or Licensed Cowen IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  To the knowledge of Cowen, no third party has infringed, misappropriated or otherwise violated any Owned Cowen IP.

4.15         Insurance.  Cowen and its Subsidiaries maintain (or Cowen maintains on behalf of its Subsidiaries) such workers’ compensation, comprehensive property and casualty, liability,

errors and omissions, directors’ and officers’, fidelity and other insurance sufficient to operate their business as currently conducted and as they may be required to maintain under applicable Law.  Cowen and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

4.16         Compliance with Laws; Permits.

(a)           Each of Cowen and its Subsidiaries and CHRP has been since July 12, 2006 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any Regulatory Agency that are applicable to its respective business, operations, or assets.  Cowen and each of its Subsidiaries have timely filed all material reports (other than SEC Reports, which are covered in Section 4.5 above), registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since July 12, 2006 with Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since July 12, 2006, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any non-U.S. entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.  Except as set forth in Section 4.16(a) of the Cowen Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since July 12, 2006 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or, to the knowledge of Cowen, investigation into the business, disclosures or operations of Cowen, any of its Subsidiaries or CHRP.  Except for ordinary and usual examinations conducted by a Regulatory Agency or other Governmental Entity in the Ordinary Course of Business of Cowen and its Subsidiaries that have not resulted or are not reasonably expected to result in a materially adverse finding or claim against Cowen or any of its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since the date of this Agreement any proceeding, enforcement action or, to the knowledge of Cowen, investigation into the business, disclosures or operations of Cowen or any of its Subsidiaries.  Except as set forth in Section 4.16(a) of the Cowen Disclosure Schedule, since July 12, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Cowen, investigation into the business, disclosures or operations of Cowen, any of its Subsidiaries or CHRP.  There is no unresolved, or, to Cowen’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Cowen, any of its Subsidiaries or CHRP.  Except as set forth in Section 4.16(a) of the Cowen Disclosure Schedule, since July 12, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Cowen, any of its Subsidiaries or CHRP (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Cowen’s Ordinary Course of Business).

(b)           Neither Cowen nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since July 12, 2006 a recipient of any supervisory letter from, or since July 12, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Cowen’s knowledge that, upon consummation of the Transactions, would restrict in any material respect the conduct of the business of Ramius or any of its Subsidiaries), or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Cowen Regulatory Agreement”), nor has Cowen, any of its Subsidiaries been advised since July 12, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Cowen Regulatory Agreement.

(c)           Section 4.16(c) of the Cowen Disclosure Schedule contains a list of all Permits which are required for the operation of the business of Cowen and its Subsidiaries as presently conducted, other than those the failure of which to possess is not material to the operation of such business.  Each of Cowen and its Subsidiaries currently has all Permits which are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is not material to the operation of such business.  None of Cowen or its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the knowledge of Cowen, there are no facts or circumstances which could reasonably be expected to form the basis for any such default or violation.  Each employee of Cowen or its Subsidiaries who is required to be registered or licensed as a registered representative, investment advisor representative, sales person or an equivalent person with any Governmental Entity or SRO is fully registered or licensed as such and such registration is in full force and effect.

(d)           Cowen is not (taking into account any applicable exemption) ineligible under Section 9(a) or 9(b) of the Investment Company Act to serve in a capacity described therein.  There is no proceeding or investigation pending and served on Cowen or, to the knowledge of Cowen, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility of Cowen to serve in any such capacities.

(e)           Cowen is not (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser.  There is no proceeding or investigation pending and served on Cowen or, to the knowledge of Cowen, pending and not so served or threatened by any Governmental Entity, which would result in the ineligibility under such Section 203(f) of Cowen to serve as a “person associated” with an investment adviser.

(f)            With respect to Cowen and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer and (iii) there is no proceeding or investigation pending and served on Cowen or any Subsidiary or, to Cowen’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(g)           None of Cowen or it Subsidiaries are (i) a commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or real estate broker within the meaning of any applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or real estate broker under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified if required by applicable Law.  Neither Cowen nor any of its Subsidiaries has received written notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, investment adviser, bank or real estate broker registration, license or qualification.

(h)           Each of Cowen and its Subsidiaries has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing laws and the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and has adequate measures in place to comply with those laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

(i)            Cowen and its Subsidiaries, to the extent each is a “financial institution” (as defined in the GBA), have complied, to the extent required, with the GBA and the rules and regulations promulgated pursuant thereto, without limitation, Regulation S-P issued by the SEC and the privacy rules issued by the Federal Trade Commission (collectively, the “Privacy Rules”), and each such financial institution has provided the privacy notices, in the form and to the extent required by the GBA and the Privacy Rules, and has taken such other actions as may be required thereunder.

(j)            Cowen and its Subsidiaries have appropriate policies and procedures in place with respect to information barriers between departments.

(k)           Cowen does not serve as a “fiduciary” with respect to “plan assets” of any employee benefit plan subject to Title I of ERISA (other than plans maintained for employees of Cowen and its Subsidiaries); provided, that to the extent Cowen does act as a “fiduciary” with respect to “plan assets” of any employee benefit plan subject to Title I of ERISA (other than plans maintained for employees of Cowen and its subsidiaries), Cowen has complied in all material respects with the requirements of Title I of ERISA and Section 4975 of the Code.

4.17         CHRP.

(a)           Cowen or its Subsidiaries has performed in all material respects all of the obligations thereof under each agreement relating to CHRP in accordance with its terms and all applicable Laws.

(b)           CHRP is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited company, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification is not material to its business.  Except as set forth on Section 4.17(c) of the Cowen Disclosure Schedule, CHRP is not and is not required to be registered with the SEC or any other Governmental Entity as an investment company under the Investment Company Act or any similar Law.

(c)           All offering documents, subscription agreements, administrative services agreements, distribution, solicitation or placement agency agreements and solicitation agreements, as applicable, or any similar written agreements, including all “side letters” or other understandings, in any case pertaining to CHRP did not, to the knowledge of Cowen, at any time such offering documents were made available to investors or prospective investors in CHRP, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Section 4.17(c) of the Cowen Disclosure Schedule sets forth true, complete and correct descriptions of any “side letters” or similar understandings relating to CHRP that reduce the management fees paid to Cowen or its applicable Subsidiary.

(d)           The unaudited financial statements, and where audited financial statements are available for CHRP, such audited financial statements, of CHRP for its most recent fiscal year ended on or prior to December 31, 2008 present fairly, in all material respects, the consolidated financial position of CHRP in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements.

(e)           No consents or approvals are required under (i) applicable Law (including, for the absence of doubt, the Advisers Act), or (ii) any Investment Advisory Agreement, from any Board or Limited Partners of CHRP or any other applicable third-parties in order to (A) avoid triggering a withdrawal right of any Limited Partner pursuant to the terms of any agreements relating to CHRP or any side letters to any such agreements; and (B) consummate the transactions contemplated by this Agreement so that after the Closing Date, Cowen or its applicable Subsidiary may continue its applicable management, advisory or sub-advisory relationships on terms that are no less favorable to such Cowen entity than the terms of existing relationships.

4.18         Risk Management Instruments.  (a)  All Derivative Transactions, whether entered into for the account of Cowen or any of its Subsidiaries or for the account of a customer of Cowen or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable Laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Cowen and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are valid and binding obligations of Cowen or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and

Equity Exception), and are in full force and effect.  Cowen and its Subsidiaries and, to Cowen’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Cowen’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.19         State Takeover Laws.  The Board of Directors of Cowen has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

4.20         Interested Party Transactions.  Except as set forth in the Cowen SEC Documents or Section 4.20 of the Cowen Disclosure Schedule, no event has occurred since January 1, 2007 that would be required to be reported by Cowen pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

4.21         Reorganization.  As of the date of this Agreement, Cowen is not aware of any fact or circumstance that could reasonably be expected to prevent the Cowen Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22         Opinion.  The Board of Directors of Cowen has received the opinion of Sandler O’Neill & Partners, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Cowen Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23         Cowen Information.  The information relating to Cowen and its Subsidiaries that is provided by Cowen or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that Cowen makes no representations or warranties as it relates to any information provided by Ramius or its representatives to Cowen or its representatives and contained in the Form S-4 or any other filings made with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement.

4.24         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV, none of Cowen, any Subsidiary of Cowen or any other Person on behalf of Cowen makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to Cowen and its Subsidiaries that may have been made available to Ramius or any of its representatives, except as expressly set forth in this Article IV or in any certificates to be delivered pursuant to the terms set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RAMIUS

Except as disclosed in the disclosure schedule delivered by Ramius to Cowen (the “Ramius Disclosure Schedule”) prior to the execution of this Agreement, Ramius hereby represents and warrants to Cowen as follows:

5.1           Corporate Organization.  (a)  Ramius is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Ramius has the requisite limited company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.  A true, complete and correct copies of the Limited Liability Company Agreement of Ramius and all amendments thereto (collectively, the “Ramius LLC Agreement”), as in effect as of the date of this Agreement, has previously been made available to Cowen.

(b)           Each Subsidiary of Ramius (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Ramius.

5.2           Ownership of Subsidiaries.  Except as set forth in Section 5.2 of the Ramius Disclosure Schedule, Ramius does not have any Subsidiaries and does not own any capital stock or other equity or voting securities, or any options, appreciation rights, phantom interests, warrants, calls, conversion rights, preemptive rights, rights of first refusal, redemption rights, profit participation, profit interests, repurchase rights, plans, “tag-along” or “drag-along” or other similar rights, commitments, agreements, arrangements or undertakings, in any other Person.  Except as set forth in Section 5.2 of the Ramius Disclosure Schedule, Ramius owns, directly or indirectly, all of the issued and outstanding capital stock, limited liability company or other ownership interests in each of its Subsidiaries, free and clear of any Liens.  All of the issued and outstanding interests in the Subsidiaries of Ramius have been duly authorized and validly issued and are fully paid and have not been issued in violation of any Contract of Ramius or its Subsidiaries.  Section 5.2 of the Ramius Disclosure Schedule sets forth a true and complete list as of the date hereof of the holders of the awards under the Ramius LLC Phantom Interest Program, the number of awards held be each such holder and the grant date of each such award.

5.3           Authority; No Violation.  (a)  Ramius has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by Ramius Members who, in the aggregate, own more than fifty percent (50%) of the total Ramius Percentage Interests currently outstanding. The Managing Member of Ramius has determined that this Agreement and the transactions contemplated hereby are in the best interests of Ramius.  No other corporate proceedings on the part of Ramius are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Ramius and (assuming due authorization, execution and delivery by Cowen, New Parent, Merger Sub and Exchange Sub) constitutes the valid and binding obligation of Ramius, enforceable against Ramius in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)           Neither the execution and delivery of this Agreement by Ramius, nor the consummation by Ramius of the transactions contemplated hereby, nor compliance by Ramius with any of the terms or provisions of this Agreement, will conflict with, or result in any violation of or default (without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Ramius or its Subsidiaries or any Fund to make any payment under, or to the increased, additional, accelerated or guarantees rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Ramius or its Subsidiaries or any Fund under, any provisions of (i) the certificate of formation, the Ramius LLC Agreement or other organizational documents of Ramius; (ii) except as set forth in Section 5.3(b) of the Ramius Disclosure Schedule, any Contract (including giving any Person the right to modify or terminate any obligation under any Management Agreement or Third Party Management Agreement) or material Permit to which Ramius or its Subsidiaries or any Fund is a party; (iii) any judgment, order, injunction or decree of any Governmental Entity applicable to Ramius or its Subsidiaries or any Fund or any of their respective properties or assets; or (iv) any applicable Law, except in the case of clauses (ii), (iii) or (iv) for violations, defaults, rights or losses that would not reasonably be expected to have a Material Adverse Effect on Ramius.

5.4           Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the SEC, non-U.S. and state securities authorities, FINRA, the CFTC, applicable securities, commodities and futures exchanges, the FSA, the Financial Services Agency of Japan, the Securities and Futures Commission in Hong Kong, the Commission for the Surveillance of the Financial Sector in Luxembourg and other SROs, (ii) the filing of a notification and report form under the HSR Act and the termination or expiration of applicable waiting periods under the HSR Act, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (iv) such filings and approvals as are required to be made or obtained under the Securities Laws in connection with the issuance of the shares of New Parent Class A Common  Stock pursuant to this Agreement and (v) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Ramius, no consents or approvals of or filings or registrations with or notice to any Governmental Entity or any other Person are necessary in connection with (A) the execution and delivery by Ramius of this Agreement and (B) the consummation by Ramius of the transactions contemplated by this Agreement.

5.5           Reports.  Except as set forth in Section 5.5 of the Ramius Disclosure Schedule, Ramius and each of its Subsidiaries have timely filed all material reports, registration statements and proxy statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

5.6           Financial Statements.

(a)           Ramius has previously made available to Cowen copies of the following financial statements (the “Ramius Financial Statements”), copies of which are attached as Section 5.6(a) of the Ramius Disclosure Schedule:  (i) audited consolidated balance sheets of Ramius and its Subsidiaries for fiscal years 2007 and 2008 and the related consolidated statements of income for the fiscal years 2006, 2007 and 2008, and (ii) the unaudited consolidated balance sheet of Ramius and its Subsidiaries as of March 31, 2009 and the related consolidated statement on income for the three months ended March 31, 2009.  The Ramius Financial Statements (i) have been prepared from, and are in accordance with, the books and records of Ramius and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations and consolidated financial position of Ramius and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Ramius and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)           Neither Ramius nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against in the Ramius Financial Statements (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business since December 31, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c)           Except as set forth in Section 5.6(c) of the Ramius Disclosure Schedule, the records, systems, controls, data and information of Ramius and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Ramius or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls Ramius maintains.  Ramius maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization.

(d)           Since December 31, 2008, neither Ramius nor any of its Subsidiaries nor, to the knowledge of the officers of Ramius, any member, manager, director, officer, employee, auditor, accountant or representative of Ramius or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ramius or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Ramius or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

5.7           Broker’s Fees.  Except as set forth in Section 5.7 of the Ramius Disclosure Schedule, neither Ramius nor any of its Subsidiaries nor any of their respective managers, members, officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions or related transactions contemplated by this Agreement, other than Credit Suisse Securities (USA), LLC, and pursuant to a letter agreement, true, complete and correct copies of which have been previously delivered to Cowen.

5.8           Absence of Certain Changes or Events.

(a)           Since December 31, 2008, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Ramius.

(b)           Since December 31, 2008 through and including the date of this Agreement, except as set forth on Section 5.8(b) of the Ramius Disclosure Schedule, Ramius and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business and none of Ramius or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.2(e) or Section 6.2(i).

5.9           Legal Proceedings.

(a)           Except as set forth on Section 5.9 of the Ramius Disclosure Schedule, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ramius, neither Ramius nor any of its Subsidiaries nor any Fund is a party to any, and there are no pending or, to Ramius’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature by or against Ramius or any of its Subsidiaries or any Fund or, to the knowledge of Ramius, any of its or its Subsidiaries’ key employees with respect to its business, or to which any of their assets are subject.

(b)           There is no judgment, order, injunction, decree or regulatory restriction imposed upon Ramius, any of its Subsidiaries, any Fund, or the assets of Ramius or any of its Subsidiaries or any Fund (or that, upon consummation of the Transactions, would apply to Cowen or any of its Subsidiaries).

5.10        Taxes and Tax Returns.  Each of Ramius and its Subsidiaries has (i) duly and timely filed (including all applicable extensions) all federal income Tax Returns and other material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects) and (ii) has paid all Taxes due and owing by Ramius or any of its Subsidiaries (whether or not shown on any Tax Return).  Neither Ramius nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.  None of the federal, state and local income Tax Returns for periods beginning after January 1, 2005 of Ramius and its Subsidiaries have been examined by the IRS or other relevant taxing authority.  No written claim has ever been made by an authority in a jurisdiction where Ramius or any of its Subsidiaries does not file Tax Returns that Ramius or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Ramius or any of its Subsidiaries.  Each of Ramius and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  Neither Ramius nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Ramius or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Ramius or any of its Subsidiaries.  Neither Ramius nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.  Neither Ramius nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for a material amount of Taxes of any person (other than Ramius and any of its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.  Any material liabilities for Taxes not yet due and payable, or which are being contested in good faith by appropriate proceedings, with respect to Ramius and any of its Subsidiaries (A) did not, as of December 31, 2008, exceed the reserve and provision for Tax liabilities set forth on the face of the Ramius Financial Statements and (B) do not exceed that reserve and provision as adjusted for Tax liabilities incurred in the Ordinary Course of Business through the Closing Date.  Neither Ramius nor any of its Subsidiaries has a permanent establishment outside of the national jurisdiction in which it was formed.  Except as set forth in Section 5.10 of the Ramius Disclosure Schedule, each Subsidiary of Ramius has since the date of its formation been properly classified for U.S. Federal income tax purposes as either a partnership or disregarded entity and not as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code, and neither Ramius nor any of its Subsidiaries has taken a position inconsistent with such treatment with regard to any Tax.  There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Ramius or any of its Subsidiaries for which Ramius does not have reserves that are adequate under GAAP.  Neither Ramius nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among Ramius and its Subsidiaries).  Within the past two (2) years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part), neither Ramius nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.  Neither Ramius nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.

5.11        Employee Matters.

(a)           Section 5.11(a) of the Ramius Disclosure Schedule sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, manager or former manager of Ramius or any of its Subsidiaries entered into, maintained or contributed to by Ramius or any of its Subsidiaries or to which Ramius or any of its Subsidiaries is obligated to contribute, or with respect to which Ramius or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or manager of Ramius or any of its Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Ramius Benefit Plans”).

(b)           With respect to each Ramius Benefit Plan, Ramius has delivered or made available to Cowen a true, correct and complete copy of:  (i) each writing constituting a part of such Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

(c)           Each Ramius Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or has pending an application for such determination from the IRS with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of Ramius, there is not any reason why any such determination letter should be revoked.  Each of the Ramius Benefit Plans has been operated and administered in accordance with applicable Law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder.

(d)           No Ramius Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Ramius or any of its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).  Except as could not be reasonably expected to result in a material liability to Ramius or any of its Subsidiaries, neither Ramius nor any of its Subsidiaries has engaged in a transaction in connection with which Ramius or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.  Except as could not be reasonably expected to result in a material liability to Ramius or any of its Subsidiaries no Controlled Group Liability has been incurred by Ramius, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Ramius, no condition exists that presents a risk to Ramius, any of its Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability.  Except as could not be reasonably expected to result in a material liability to Ramius or any of its Subsidiaries, all contributions required to be made to any Ramius Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Ramius Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof have been fully accrued in accordance with generally accepted accounting principles.

(e)           Section 5.11(e) of the Ramius Disclosure Schedule identifies each Ramius Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Ramius Pension Plan”).  With respect to each Ramius Pension Plan, the most recent actuarial report prepared by such plan’s actuary with respect to such plan in accordance with FASB No. 87 sets forth accurately the accrued benefit obligations of such plan, determined using the actuarial methods, factors, and assumptions contained in such report, and the fair market value of the assets of such plan, each as of the date set forth in such report, and since the date of such report there has been no material adverse change in the accrued benefit obligations or the fair market value of the assets of such plan.  Neither Ramius, any of its Subsidiaries nor any of their respective ERISA Affiliates contributes (or has contributed in the six years prior to the date hereof) to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f)            There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Ramius Benefit Plans or any trusts related thereto or fiduciaries thereof which could reasonably be expected to result in a material liability of Ramius or any of its Subsidiaries.

(g)           Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any manager, member, employee or independent contractor of Ramius or any of its Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such manager, member, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any material limitation on the right of Ramius or any of its Subsidiaries to amend, merge or, terminate any Ramius Benefit Plan or related trust or (v) fail to be deductible by reason of Section 280G of the Code.

(h)           All Ramius Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)            No labor organization or group of employees of Ramius or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Ramius or any of its Subsidiaries.  Except as could not be reasonably expected to result in a material liability to Ramius or any of its Subsidiaries, each of Ramius and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(j)            Each Ramius Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder, where applicable, and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices, and other interim guidance on Section 409A of the Code, where applicable.

5.12        Certain Contracts.  (a)  Section 5.12(a) of the Ramius Disclosure Schedule sets forth all of the following Contracts in existence to which Ramius or any of its Subsidiaries is a party or by which it is bound as of the date hereof (collectively, the “Ramius Contracts”):

(i)            Contracts for the sale of assets or rights of Ramius or its Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(ii)           Contracts for joint-ventures, strategic alliances or partnerships or other similar entities;

(iii)          Any non-competition, non-solicitation or exclusive dealing agreement, or any other agreement or obligation that purports to limit or restrict in any respect (A) the ability of Ramius or its Subsidiaries or other Affiliates or, following the Closing, New Parent or its Affiliates, to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business of Ramius or its Subsidiaries or, following the Closing, New Parent or its Affiliates, conducts business;

(iv)          Contracts relating to the acquisition by Ramius or its Subsidiaries of any operating business or the capital stock or assets of any other Person;

(v)           Contracts or instruments relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien on any of its assets;

(vi)          Contracts where Ramius or any of its Subsidiaries is the lessee or sublessee of, or is granted a similar occupancy interest in, any real property or pursuant to which Ramius or any of its Subsidiaries grant to any Person a leasehold or subleasehold, or similar occupancy interest, in any real property;

(vii)         Contracts for the provision of goods or services or License Agreements, in each case involving fees, royalties, payments or other consideration in excess of $500,000 annually based on 2008 expenditures;

(viii)        Management Agreements that involve payments in excess of $500,000 annually;

(ix)           Contracts that grant any right of first refusal or right of first offer or similar right or that purport to limit the ability of Ramius or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(x)            Contracts the subject matter of which pertains to the solicitation or referral of Limited Partners of the Funds or customers and Clients of Ramius, its Subsidiaries or any Fund;

(xi)           Contracts that obligate Ramius or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party, in any case of the preceding which is material;

(xii)          Contracts that obligate Ramius or any of its Subsidiaries to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to Ramius or its Subsidiaries;

(xiii)         Contracts requiring Ramius or any of its Subsidiaries (A) to co-invest with any other Person, (B) to provide seed capital or similar investment, or (C) to invest in any investment product, in each case in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(xiv)        Contracts (or groups of related Contracts) that involve the expenditure of more than $500,000 annually based on 2008 expenditures;

(xv)         “soft dollar” arrangements that involve the expenditure of more than $150,000 annually or $300,000 in the aggregate;

(xvi)        Contracts pursuant to which Ramius or any of its Subsidiaries (or any of their predecessor companies) has any ongoing indemnification obligations, retained liabilities or earnouts, in each case, with respect to the sale of any assets, rights or businesses;

(xvii)       Third Party Management Agreements; and

(xviii)      Contracts that grant any Person other than Ramius or its Subsidiaries any interest or right to receive any fees, profits or losses (whether current or deferred) of, or any other economic interest (including any “carried interest”) in, any of Ramius’s Subsidiaries.

(b)           (i) Each Ramius Contract is valid and binding on Ramius or its applicable Subsidiary and, to the knowledge of Ramius, the other party thereto, enforceable against it and the other party thereto in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, and has not been modified or amended except pursuant to an amendment set forth on Section 5.12(a) of the Ramius Disclosure Schedule, (ii) Ramius and each of its Subsidiaries and/or Fund, as applicable, and, to Ramius’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Ramius Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Ramius or any of its Subsidiaries or any Fund or, to Ramius’s knowledge, any other party thereto under any such Ramius Contract.  There are no material disputes pending or, to Ramius’s knowledge, threatened, and no material amounts due or owing remain unpaid, with respect to any Ramius Contract.

5.13        Property.  As of the date hereof, none of Ramius or any of its Subsidiaries owns, and has never owned, any real property.  Any real property leased or subleased or in which another similar occupancy interest is held by Ramius or any of its Subsidiaries, as tenant, subtenant or occupant, or which Ramius or any of its Subsidiaries has granted, as landlord or sublandlord, a leasehold, subleasehold or other similar interest, is listed in Section 5.12(a) of the Ramius Disclosure Schedule, and true and correct copies of all leases, subleases and other such agreements (including amendments, modifications and supplements thereto) have been provided to Cowen, and Ramius and its Subsidiaries, as applicable, have good and valid leasehold title to their respective leased and subleased real property, free and clear of any Liens (other than Permitted Liens).

5.14        Intellectual Property.

(a)           Section 5.14(a) of the Ramius Disclosure Schedule contains a list of all Ramius IP.  Except as would not reasonably be expected to have a Material Adverse Effect on Ramius, Ramius and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Ramius IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Ramius’s or its applicable Subsidiary’s or Fund’s use, enforcement, transfer or licensing of the Owned Ramius IP.

(b)           The Owned Ramius IP and Licensed Ramius IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Ramius, its Subsidiaries and the Funds as they are currently conducted, as they have been conducted since January 1, 2008.

(c)           The Owned Ramius IP and, to the knowledge of Ramius, Licensed Ramius IP, are valid, subsisting and enforceable.

(d)           Neither Ramius nor any of its Subsidiaries nor any Fund has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(e)           No Owned Ramius IP or Licensed Ramius IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.  To the knowledge of Ramius, no third party has infringed, misappropriated or otherwise violated any Owned Ramius IP.

5.15        Insurance.  Ramius and its Subsidiaries maintain (or Ramius maintains on behalf of its Subsidiaries) such workers’ compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance sufficient to operate their business as currently conducted as they may be required to maintain under applicable law.  Ramius and its Subsidiaries have complied in all material respects with the terms and provisions of such policies and bonds.

5.16        Compliance with Laws; Permits.

(a)           Each of Ramius and its Subsidiaries and the Funds has been since January 1, 2006 and is in compliance in all material respects with all Laws of any Governmental Entity and the rules and regulations of any SRO that are applicable to its respective business, operations, or assets.  Except as set forth in Section 5.16(a) of the Ramius Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 and on or prior to the date of this Agreement or has pending as of the date of this Agreement any proceeding, enforcement action or, to the knowledge of Ramius, investigation into the business, disclosures or operations of Ramius, any of its Subsidiaries or any Fund.  Except for ordinary and usual examinations conducted by a Regulatory Agency or other Governmental Entity in the Ordinary Course of Business of Ramius and its Subsidiaries that have not resulted and are not reasonably expected to result in a materially adverse finding or claim against Ramius or any of its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since the date of this Agreement any proceeding, enforcement action or, to the knowledge of Ramius, investigation into the business, disclosures or operations of Ramius or any of its Subsidiaries.  Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Ramius, investigation into the business, disclosures or operations of Ramius, any of its Subsidiaries or any Fund.  There is no unresolved or, to Ramius’s knowledge, threatened, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Ramius, any of its Subsidiaries or any Fund.  Since January 1, 2006 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Ramius, any of its Subsidiaries or any Fund (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Ramius’s Ordinary Course of Business).

(b)           Neither Ramius nor any of its Subsidiaries nor any Fund is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2006 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental

Entity that currently restricts or affects in any material respect the conduct of its business or that in any material manner relates to its risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Ramius Regulatory Agreement”), nor has Ramius, any of its Subsidiaries nor any Fund been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Ramius Regulatory Agreement.

(c)           Section 5.16(c) of the Ramius Disclosure Schedule contains a list of all Permits which are required for the operation of the business of Ramius, its Subsidiaries as presently conducted, other than those the failure of which to possess is not material to the operation of such business.  Each of Ramius and its Subsidiaries currently has all Permits which are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is not material to the operation of such business.  None of Ramius or its Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or a violation, in any material respect of any term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the knowledge of Ramius, there are no facts or circumstances which could reasonably be expected to form the basis for any such default or violation.  Each employee of Ramius or its Subsidiaries who is required to be registered or licensed as a registered representative, investment advisor representative, sales person or an equivalent person with any Governmental Entity or SRO is fully registered or licensed as such and such registration is in full force and effect.

(d)           With respect to Ramius and each Subsidiary that serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act, (i) such person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (ii) no “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of such person is (taking into account any applicable exemption) ineligible under Section 9(b) to serve as an “affiliated person” of such person and (iii) there is no proceeding or investigation pending and served on Ramius or any of its Subsidiaries or, to Ramius’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility of such person to serve in such capacity under Section 9(a) or 9(b) or (B) the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such person.

(e)           With respect to Ramius and each Subsidiary that acts as an investment adviser within the meaning of the Advisers Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser, (iii) there is no proceeding or investigation pending and served on Ramius or any of its Subsidiaries or, to Ramius’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser, (iv) each such entity has adopted and implemented policies and procedures under Rule 206(4)-7 under the

Advisers Act and received the certification of its chief compliance officer to this effect and (v) each such entity has complied with all record keeping requirements under applicable Laws including Rule 204-2 under the Advisers Act (including with respect to any records in any written or electronic format).

(f)            With respect to Ramius and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer and (iii) there is no proceeding or investigation pending and served on Ramius or any Subsidiary or, to Ramius’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(g)           Except as set forth on Section 5.16(g) of the Ramius Disclosure Schedule, none of Ramius or it Subsidiaries are (i) a commodity pool operator, futures commission merchant, commodity trading advisor, bank or real estate broker within the meaning of any applicable Law; (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank or real estate broker under any applicable Law or (iii) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified if required by applicable Law.  Neither Ramius nor any of its Subsidiaries has received written notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, bank or real estate broker registration, license or qualification.

(h)           Except as set forth on Section 5.16(h) of the Ramius Disclosure Schedule, neither Ramius nor any of its Subsidiaries acts as an investment adviser, sub-advisor, general partner, managing member, manager or sponsor to any pooled investment vehicle which is registered or qualified for offer and sale to members of the general public with any Governmental Entity.

(i)            Each of Ramius, its Subsidiaries and the Funds has complied in all material respects, to the extent such Laws are applicable to them, with (i) U.S. anti-money laundering and anti-terrorism financing laws and the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, and has adequate measures in place to comply with those laws, (ii) the Foreign Corrupt Practices Act, (iii) the Trading with the Enemy Act and (iv) all comparable provisions of non-U.S. Laws.

(j)            Ramius and its Subsidiaries, to the extent each is a “financial institution” (as defined in the GBA), have complied, to the extent required, with the GBA and the Privacy Rules, and each such financial institution has provided the privacy notices, in the form and to the extent required by the GBA and the Privacy Rules, and has taken such other actions as may be required thereunder.

5.17        Investment Agreements and the Funds.

(a)           Ramius or its Subsidiaries has performed in all material respects all of the obligations thereof under each Management Agreement and each Fund Agreement in accordance with its terms and all applicable Laws.

(b)           Section 5.17(b) of the Ramius Disclosure Schedule sets forth:  (i) a true, complete and correct schedule setting forth the calculation of the management and performance fees for each Fund as of the Base Date; (ii) the fees payable to Ramius or its applicable Subsidiary with respect to each Fund under the applicable Management Agreement and the amount of any related fee (including relating to any revenue-sharing arrangement) paid by Ramius or its applicable Subsidiary to any Person other than Ramius or its applicable Subsidiary as of the Base Date and as of March 31, 2009; (iii) as to each Fund, as of the Base Date and the date hereof, the terms of any fee waivers, rebates, expense reimbursement (or assumption) arrangements, unreimbursed payments being made by Ramius or its Subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of a Private Fund; and (iv) as to each Fund, as of the Base Date and as of the date hereof, the rate and method of computation of any subadvisory fees payable to any Person by Ramius or its Subsidiaries with respect to such Private Fund.

(c)           Each Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited company, trust or partnership power and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where it is required to do so under applicable Law, except where the failure to have such power, authority or qualification is not material to its business.  Except as set forth on Section 5.17(c) of the Ramius Disclosure Schedule, none of the Private Funds has been or is required to be registered with the SEC or any other Governmental Entity as an investment company under the Investment Company Act or any similar Law.  Section 5.17(c) of the Ramius Disclosure Schedule sets forth (i) true, complete and correct descriptions of any “side letters” or similar understandings relating to Fund Agreements, (ii) a true, complete and correct list of Limited Partners entitled to “most favored nation” status and descriptions of such arrangements and (iii) a true, complete and correct list of any Limited Partners that receive unusual services and descriptions of such services; provided, however, that Section 5.17(e) of the Ramius Disclosure Schedule need not set forth any letter or similar understanding that does anything else other than reduce the management fees paid to Ramius or its applicable Subsidiary.

(d)           True, correct and complete copies of the offering documents, subscription agreements, administrative services agreements, distribution, solicitation or placement agency agreements and solicitation agreements, as applicable, or any similar written agreements, including all “side letters” or other understandings relating to Fund Agreements, in any case pertaining to the Funds have been made available to Cowen.  Such offering documents did not, at any time such offering documents were made available to investors or prospective investors in the Funds, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)           Except as set forth of Section 5.17(e) of the Ramius Disclosure Schedule, Ramius does not serve as a “fiduciary” with respect to “plan assets” of any employee benefit plan subject to Title I of ERISA (other than plans maintained for employees of Ramius and its Subsidiaries);

provided, that to the extent Ramius does act as a “fiduciary” with respect to “plan assets” of any employee benefit plan subject to Title I of ERISA (other than plans maintained for employees of Ramius and its subsidiaries), Ramius has complied in all material respects with the requirements of Title I of ERISA and Section 4975 of the Code.

(f)            True, correct and complete copies of the unaudited financial statements, and where audited financial statements are available for any Fund, such audited financial statements, of each of the Funds for its most recent fiscal year ended on or prior to December 31, 2008 have been made available to Cowen.  Each of such financial statements presents fairly, in all material respects, the consolidated financial position of such Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements.

(g)           Ramius has maintained the “soft dollar” and brokerage allocation policies set forth in Section 5.17(g) of the Ramius Disclosure Schedule at the times set forth therein with respect to the allocation of trade execution on behalf of accounts managed by Ramius or its Subsidiaries.  Ramius’s and its Subsidiaries’ receipt of all soft dollar brokerage and research services since January 1, 2006, qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and Ramius and its Subsidiaries have complied with all related disclosure rules in all material respects.  To the knowledge of Ramius, Ramius and its Subsidiaries have satisfied in all material respects its duty of “best execution” (as such term is understood under the Advisers Act) for all Funds for whom it exercises trading discretion since January 1, 2006.

(h)           No consents or approvals are required under (i) applicable Law (including, for the absence of doubt, the Advisers Act), or (ii) any Investment Advisory Agreement, from any Fund Board, any Limited Partners of any Fund or any other applicable third-parties in order to (A) avoid triggering a withdrawal right of any Limited Partner pursuant to the terms of any Fund Agreement or any side letters to any Fund Agreement; and (B) consummate the transactions contemplated by this Agreement so that after the Closing Date, Ramius or its applicable Subsidiary may continue its applicable management, advisory or sub-advisory relationships on terms that are no less favorable to such Ramius entity than the terms of existing relationships.

5.18        Risk Management Instruments.  All Derivative Transactions, whether entered into for the account of Ramius or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable laws, rules, regulations and policies of any Regulatory Agency and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Ramius and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  All of such Derivative Transactions are valid and binding obligations of Ramius or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect.  Ramius and its Subsidiaries and, to Ramius’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Ramius’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.19         Interested Party Transactions.  Except as set forth on Section 5.19 of the Ramius Disclosure Schedule, none of C4S & Co., LLC or its managing members (i) owns any direct or indirect interest of any kind in, or controls or is a director or managing member of any Person which is a supplier, advisory Client, landlord, tenant, creditor or debtor of Ramius or its Subsidiaries or (b) is a participant in any transaction to which Ramius or its Subsidiaries is a party or (ii) is a party to any Contract with Ramius, in each case other than this Agreement and the agreements contemplated in connection herewith.  Except as set forth on Section 5.19 of the Ramius Disclosure Schedule, any such contracts are on commercially reasonable terms no more favorable to such director or managing member than what any third party negotiating on an arms-length basis would expect.

5.20         Reorganization.  As of the date of this Agreement, Ramius is not aware of any fact or circumstance that could reasonably be expected to prevent the Cowen Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.21         Ramius Information.  The information relating to Ramius and its Subsidiaries and any Fund that is provided by Ramius or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided that Ramius makes no representations or warranties as it relates to any information provided by Cowen or its representatives to Ramius or its representatives and contained in the Form S-4 or any other filings made with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement.

5.22         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article V, none of Ramius, any Subsidiary of Ramius, or any other Person on behalf of Ramius makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to Ramius and its Subsidiaries that may have been made available to Cowen or any of its representatives, except as expressly set forth in this Article V or in any certificates to be delivered pursuant to the terms set forth herein.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1           Conduct of Businesses Prior to the Effective Time.  Except as expressly required by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Cowen and Ramius shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary and usual course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of Cowen, Ramius, New Parent, Merger Sub or Exchange Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity or other Person required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

6.2          Cowen and Ramius Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.2 of the Cowen Disclosure Schedule or Section 6.2 of the Ramius Disclosure Schedule, as applicable, or except as expressly required by this Agreement, Cowen and Ramius shall not, and shall not permit any of their Subsidiaries to, without the prior written consent of the other party:

(a)           other than in the Ordinary Course of Business pursuant to the agreements in effect on the date of this Agreement and in any event in an amount not to exceed $500,000 after the date hereof in the aggregate, incur any indebtedness (other than any intercompany indebtedness or accommodations) for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(b)           (i)            except with respect to Ramius, adjust, split, combine or reclassify any of its capital stock or membership interests, as applicable;

(ii)           except for distributions by Ramius that are required pursuant to Section 4.01 of the Ramius LLC Agreement (which distributions shall be calculated without giving effect to the transactions contemplated by this Agreement) or pursuant to any grant agreement evidencing an award under the Ramius LLC Employee Ownership Program (the “REOP”) or the Ramius Fund of Funds Group LLC Participation Program (the “RAPP”), make, declare or pay any dividend, or make any other distribution on (other than dividends or distributions made by a Subsidiary to its parent or otherwise required to be made by a Subsidiary), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or membership interests, as applicable, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for or representing the right to purchase or otherwise receive any shares of its capital stock or membership interests, as applicable;

(iii)          except with respect to Ramius, grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of its capital stock or membership interests, as applicable, or other equity-based award with respect to shares of capital stock or membership interests, as applicable, under any stock plan or otherwise, or grant any Person any right to acquire any shares of its capital stock or membership interests or other equity interests, as applicable, provided that, notwithstanding the foregoing, in no event shall Ramius or its Subsidiaries grant, award or amend or commit to grant award or amend any awards under the Ramius LLC Phantom Interest Program;

(iv)          except with respect to Ramius, issue any additional shares of capital stock, membership interests, Voting Debt or other securities, except pursuant to the exercise of Cowen

Stock Options or the settlement or vesting of Cowen Restricted Shares or Cowen RSUs that are outstanding as of the date of this Agreement or issuances by a Subsidiary to its parent company;

(c)           except as required under applicable Law or the terms of any Cowen Benefit Plan or Ramius Benefit Plan that is described on the Cowen Disclosure Schedule or Ramius Disclosure Schedule, as applicable, existing as of the date hereof, (i) materially increase the compensation or benefits of any of the current or former members, managers, directors, officers or employees (collectively, “Employees”) of Cowen or its Subsidiaries or Ramius or its Subsidiaries, as applicable, (ii) pay any amounts to Employees not required by any current plan or agreement (other than base salary in the Ordinary Course of Business), (iii) become a party to, establish, amend, commence participation in, make any adjustment, terminate or commit itself to the adoption of any equity or equity-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) make any guarantees of compensation or bonus to any Employee (or newly hired employees), or (v) accelerate the vesting of any equity or equity-based compensation or other incentive compensation under any Cowen Benefit Plan or Ramius Benefit Plan, as applicable;

(d)           sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any Person other than a Subsidiary (or by a Subsidiary to its parent company) or cancel, release or assign any material amount of indebtedness (other than intercompany indebtedness) to any such person or any material claims held by any such person, in each case other than in the Ordinary Course of Business or pursuant to disclosed contracts in force at the date of this Agreement;

(e)           enter into any new line of business or change in any material respect its business or operations, including any material change in the types, nature or composition of its services;

(f)            transfer ownership, or grant any license or other material rights, to any person or entity of or in respect of any material Cowen IP or material Ramius IP, as applicable, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the Ordinary Course of Business;

(g)           other than pursuant to Contracts disclosed on the Cowen Disclosure Schedule or the Ramius Disclosure Schedule, as applicable, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, including any investment in one or a series of transactions of more than $1,000,000 in the aggregate;

(h)           amend, breach, terminate or allow to lapse any material Permit other than (i) amendments required by applicable Law, or (ii) in the Ordinary Course of Business;

(i)            restructure or change its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in any material respect;

(j)            except with respect to Ramius and its Subsidiaries, form or make any investment in any pooled investment vehicle (including each portfolio or series thereof, if any), other than with respect to CHRP;

(k)           take any action, or knowingly fail to take any action, which action or failure to act could be reasonably likely to prevent the Cowen Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l)            except with respect to Ramius, amend its charter, by-laws, limited liability company agreement or other constitutive documents or otherwise take any action to exempt any Person (other than it or its Subsidiaries) or any action taken by any Person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(m)          (i) amend or otherwise modify, except in the Ordinary Course of Business, or knowingly violate, in each case in any material respect, the terms of, any Cowen Contract or Ramius Contract, as applicable, or (ii) create, renew or amend any Contract or, except as may be required by applicable Law, other binding obligation of it or its Subsidiaries containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of it or its Affiliates to engage in any type of activity or business;

(n)           make any capital expenditures in excess of $250,000;

(o)           acquire any business or Person that would be material to the operation of its business, taken as a whole, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or series of related transactions, or enter into any Contract, letter of intent or similar arrangement with respect to the foregoing (whether or not enforceable) with respect to the foregoing;

(p)           enter into, materially amend or become subject to any joint venture, partnership, strategic alliance, stockholders agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the Ordinary Course of Business;

(q)           commence or settle any material claim, action or proceeding;

(r)            implement or adopt any material change in its Tax financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(s)           file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability or Tax contest;

(t)            (i) sell, assign, transfer, lease or otherwise dispose of, or grant any interests in, any material real property, or exercise or fail to exercise any renewal option under any material lease or other similar occupancy agreement for real property or (ii) acquire any interest in any additional real property;

(u)           make any change in any method of accounting or accounting practice except for any such change required by reason of a concurrent change in GAAP or Law; or

(v)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or managing member, as applicable, in support of, any of the actions prohibited by this Section 6.2.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1          Regulatory Matters.  (a)  Cowen shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus.  Cowen shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Cowen shall thereafter mail or deliver the Proxy Statement to its stockholders.  Ramius shall furnish all information concerning it, its Subsidiaries and the Funds (including, without limitation, audited and unaudited financial statements and other financial and business information regarding Ramius and its Subsidiaries), as Cowen may reasonably request in connection with the preparation of the Proxy Statement and Form S-4, except as may be prohibited by Law.

(b)           The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Transactions), including, without limitation, the Cowen Requisite Regulatory Approvals and the Ramius Requisite Regulatory Approvals, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such third parties or Governmental Entities.  Cowen and Ramius and their respective counsel shall (i) have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Cowen or Ramius, as the case may be, and any of their respective Subsidiaries or Funds, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any oral or written communication (or other correspondence or memoranda) received from, or given to, any Governmental Entity, and (iii) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement or the Transactions.  Except as expressly prohibited by an Governmental Entity, Ramius and Cowen shall provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with this Agreement or the Transactions, and to participate in the preparation for such discussion, telephone call or meeting.  Ramius and Cowen may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(b) as “Outside Counsel Only Material.”

Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the disclosing party or its legal counsel.  In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c)           Each of Ramius and Cowen shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, the Funds, directors, officers, managers, members and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Cowen, Ramius or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions and the other transactions contemplated by this Agreement.

(d)           Each of Ramius and Cowen shall promptly advise the other upon receiving any communication from any Governmental Entity the consent, approval or clearance of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Ramius Requisite Regulatory Approval or Cowen Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such consent, approval or clearance may be materially delayed.

7.2          Access to Information.  (a)  Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, each of Cowen and Ramius shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records and personnel, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other party may reasonably request.  Neither Cowen nor Ramius, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of March 25, 2009 (the “Confidentiality Agreement”).

(c)           No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

(d)           Between the date hereof and until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Ramius shall cooperate with Cowen in Cowen’s efforts to comply with applicable Laws affecting public companies in the United States, including the Sarbanes Oxley Act, to the extent that such compliance involves Ramius and its Subsidiaries or any Fund.  In furtherance (and not in limitation) of the foregoing, between the date of this Agreement and the Closing Date, Ramius shall permit representatives of Cowen to meet with the officers of Ramius and its Subsidiaries and Funds responsible for the Ramius Financial Statements and internal controls to discuss such matters as reasonably necessary for Cowen to be able to satisfy applicable obligations under the Sarbanes-Oxley Act following the Closing.

7.3          Stockholder Approval.  Cowen shall call a meeting of its stockholders (the “Cowen Stockholder Meeting”) to be held as soon as reasonably practicable for the purpose of (i) obtaining the requisite affirmative vote of the holders of Cowen Common Stock entitled to vote on the adoption of this Agreement and in connection with the Transactions, including the issuance of shares of New Parent Class A Common Stock (the “Cowen Stockholder Approval”), on substantially the terms and conditions set forth in this Agreement, and (ii) obtaining the requisite affirmative vote (the “New Parent Plan Approval”) of the holders of Cowen Common Stock entitled to vote on the approval of an equity compensation plan for employees of New Parent and its subsidiaries (the “New Parent Plan”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  The Board of Directors of Cowen shall use its reasonable best efforts to obtain from its stockholders (x) the Cowen Stockholder Approval, on substantially the terms and conditions set forth in this Agreement, required to consummate the issuance of New Parent Class A Common Stock and other transactions contemplated by this Agreement and approve the Plan, and shall recommend such approval except as is permitted by Section 7.10(c) hereto and (y) the New Parent Plan Approval.  Cowen shall submit this Agreement to its stockholders at the Cowen Stockholder Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation.  The Board of Directors of Cowen has adopted resolutions approving the Transactions and the issuance of New Parent Class A Common Stock, on substantially the terms and conditions set forth in this Agreement, and directing that the issuance of New Parent Class A Common Stock in the Transactions, on such terms and conditions, be submitted to Cowen’s stockholders for their consideration.  Notwithstanding the foregoing provisions of this Section 7.3, if on a date for which the Cowen Stockholder Meeting is scheduled, Cowen has not received proxies representing a sufficient number of shares of Cowen Common Stock to obtain the Cowen Stockholder Approval, whether or not a quorum is present, Cowen may for the sole purpose of soliciting additional proxies elect to, or shall, if requested by Ramius, use its reasonable best efforts to solicit additional proxies for the sole purpose of obtaining the Cowen Stockholder Approval and, in connection therewith, shall make one or more successive adjournments of the Cowen Stockholder Meeting to a date specified by Cowen (if Cowen is electing to solicit additional proxies) or by Ramius (if Ramius has requested that Cowen solicit additional proxies); provided that, in either case, the Cowen Stockholder Meeting shall not be adjourned to a date that is more than ten (10) days after the date for which the Cowen Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

7.4           Further Assurances; Additional Agreements.  Each of Cowen and Ramius shall use its reasonable best efforts to, and to cause their respective Subsidiaries to, (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  In addition, at and after the Effective Time, the officers, directors and managers of New Parent, the Cowen Surviving Corporation or Exchange Sub, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Cowen Surviving Corporation, Merger Sub or Cowen, or Exchange Sub or Ramius, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Cowen Surviving Corporation, Merger Sub or Cowen, or Exchange Sub or Ramius, any other actions and things necessary to vest, perfect or confirm of record or otherwise in New Parent, the Cowen Surviving Corporation or Exchange Sub any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by New Parent, the Cowen Surviving Corporation or Exchange Sub, as applicable, as a result of, or in connection with, the Transactions.

7.5           NASDAQ Listing.  Cowen shall cause the shares of New Parent Class A Common Stock to be issued in the Transactions to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

7.6           Employee Matters.  (a)  On or prior to the Closing, Ramius shall take all action necessary to cause the employment of each employee of Ramius and each Ramius Benefit Plan  maintained by Ramius (and any related assets and liabilities), other than the REOP and grant agreements evidencing awards under the REOP and the portion of the Tapestry Interests under the RAAP (as defined therein) representing a right to receive a Ramius Percentage Interest, and in each case the liabilities with respect thereto (collectively, the “Excluded Ramius Benefits”), to be transferred to Exchange Sub, each effective as of and subject to the Closing.  From and after the Effective Time, the Cowen Benefit Plans and the Ramius Benefit Plans (which, for purposes of this Section 7.6, shall include those plans transferred to Exchange Sub pursuant to this Section 7.6(a)) in effect as of the Effective Time shall remain in effect with respect to employees and former employees of Cowen or Ramius and their respective Subsidiaries (the “New Parent Employees”), respectively, covered by such plans at the Effective Time, until such time as New Parent shall otherwise determine, subject to applicable laws and the terms of such plans.  It is the intention of Cowen and Exchange Sub, to the extent permitted by applicable Law, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities and (ii) do not discriminate between the New Parent Employees who were covered by Cowen Benefit Plans, on the one hand, and those covered by Ramius Benefit Plans on the other, at the Effective Time.  Notwithstanding the foregoing, for the period commencing on the Effective Time and ending on the first anniversary of the Effective Time (the “Cowen Continuation Period”), New Parent shall, or shall cause one of its Subsidiaries to, provide compensation and employee benefits to the New Parent Employees who were employed by Cowen or its Subsidiaries prior to the Effective Time (the “Cowen Covered Employees”) that are substantially comparable in the aggregate to those provided to the Cowen Covered Employees immediately prior to the Effective Time; provided, however, that in connection with implementing the foregoing, New Parent shall not be precluded from substituting for any Cowen

Benefit Plan or plans, during the Cowen Continuation Period, one or more New Plans (as defined in Section 7.6(b) hereof) of substantially the same type.  In addition to, and not in contravention of the foregoing, Cowen Covered Employees whose employment is terminated without “cause” during the Cowen Continuation Period will be entitled to severance benefits in accordance with the Cowen Severance Policy described on Section 7.6(a) of the Cowen Disclosure Schedule.  Nothing herein shall prohibit any changes to the Cowen Benefit Plans or the Ramius Benefit Plans that may be (i) required by applicable laws, (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for New Parent to provide for or permit investment in its securities.

(b)           With respect to any benefit plans in which any New Parent Employees who are employees of Cowen or Exchange Sub (or their respective Subsidiaries) at the Effective Time first become eligible to participate on or after the Effective Time, and in which such New Parent Employees did not participate prior to the Effective Time (the “New Plans”), New Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the New Parent Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Cowen Benefit Plan or Ramius Benefit Plan, as the case may be; (ii) provide each New Parent Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Cowen Benefit Plan or Ramius Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize (in addition to service with New Parent or its Subsidiaries following the Effective Time) all service of the New Parent Employees with Cowen or Ramius, respectively, and their respective affiliates and predecessors, for purposes of eligibility to participate, vesting credit, entitlement to benefits and levels of benefits in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan, except to the extent that such crediting of would result in duplication of benefits with respect to the same period of service and provided that no prior service shall be recognized for purposes of benefit accrual under any final average pay defined benefit plan.

(c)           As of the Effective Time, New Parent shall honor all Cowen Benefit Plans and Ramius Benefit Plans  (other than the Excluded Ramius Benefits) in accordance with their terms.  As of the Effective Time, New Parent shall take all action necessary to effectuate the agreements set forth in Section 7.6(c) of the Cowen Disclosure Schedule.

(d)           New Parent and Ramius hereby acknowledge that the transactions contemplated by this Agreement constitute a “change of control,” “change in control” or term of similar import within the meaning of the Cowen Benefit Plans, and Section 7.6(d) of the Cowen Disclosure Schedule lists the material Cowen Benefit Plans containing such term(s).

(e)           Effective as of the Closing, Exchange Sub shall assume all liability for making the cash payments in satisfaction of the awards outstanding under the Ramius LLC Phantom Interest Program as of the Closing that are held by employees of Ramius and its Subsidiaries who become employees of Exchange Sub or its Affiliates as of the Closing and that vest immediately prior to the Closing as may be provided by Ramius.

(f)            Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate, any New Parent Employee for any reason, (ii) require New Parent to continue any Cowen Benefit Plan or Ramius Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time to the extent permitted by their terms and applicable law, (iii) constitute an amendment to any Cowen Benefit Plan or Ramius Benefit Plan, or (iv) provide any rights to any Employees, whether as third-party beneficiaries or otherwise, to enforce any provision of this Section 7.6.

7.7          Indemnification; Directors’ and Officers’ Insurance.

(a)           In the event of any threatened or actual claim, action, suit, proceeding or investigation, arbitration, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Cowen or any of its Subsidiaries or an officer, manager or managing member of Ramius or any of its Subsidiaries, including, without limitation, C4S & Co., LLC and its members, or who is or was serving at the request of Cowen or any of its Subsidiaries or at the request of Ramius or its Subsidiaries as a director, manager or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Cowen or any of its Subsidiaries or any officer or manager of Ramius or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any indemnification agreements which are existing as of the date hereof, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of New Parent pursuant to Section 7.4, it being understood that nothing in this sentence shall require any amendment to the New Parent Charter or the New Parent By-Laws.

(b)           From and after the Effective Time, New Parent, the Cowen Surviving Corporation and Exchange Sub shall to the fullest extent permitted by applicable law jointly and severally, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Cowen or any of its Subsidiaries or a manager or officer of Ramius or any of its Subsidiaries, as applicable, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of New Parent pursuant to Section 7.4.

(c)                                  New Parent shall cause the individuals serving as officers and directors of Cowen or any of its Subsidiaries or officers and managers of Ramius or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Cowen or Ramius, as applicable (provided that New Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall New Parent be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by Cowen or Ramius, as applicable (which current amount is set forth in Section 7.7(c) of the Cowen Disclosure Schedule and the Ramius Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if New Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, New Parent shall obtain as much comparable insurance as is available for the Insurance Amount.  New Parent’s obligations under this Section 7.7(c) may be satisfied by Cowen purchasing a “tail” policy prior to the Closing from an insurer with substantially the same or better credit rating as the current carriers for Cowen’s and Ramius’s respective existing directors’ and officers’ insurance policies in effect as of the date of this Agreement (collectively, the “Existing Policies”), which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each Person covered by the Existing Policies for actions and omissions occurring prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than the Existing Policies.

(d)                                 The provisions of this Section 7.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.

7.8                                 Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Ramius and Cowen shall each take all such steps as may be reasonably necessary or appropriate, and the parties shall cooperate with each other as necessary, to cause any deemed disposition of shares of Cowen Common Stock or conversion of any derivative securities in respect of such shares of Cowen Common Stock or any deemed acquisition of shares of New Parent Class A Common Stock by an individual who after the Transactions is expected to be subject to Section 16(b) of the Exchange Act with respect to New Parent, in each case in connection with the consummation of the transactions contemplated by this Agreement, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.9                                 Governance; Name Change.  (a)  On or prior to the Effective Time, Cowen and Ramius shall cause the number of directors that will comprise the full Board of Directors of New Parent at the Effective Time to be expanded to ten (10) directors.  Of the members of the Board of Directors of New Parent, four (4) directors shall be individuals appointed by Cowen, three of whom shall be independent (within the meaning of the rules and regulations promulgated by

NASDAQ) to New Parent, and six (6) directors shall be individuals appointed by Ramius, three (3) of whom shall be independent (within the meaning of the rules and regulations promulgated by NASDAQ) to New Parent.  The Cowen appointees and the Ramius appointees are set forth on Schedule B hereto.  No other directors or employees of Cowen or Ramius shall be designated to serve on the Board of Directors of New Parent at the Effective Time.

(b)                                 On or prior to the Effective Time, Cowen and Ramius shall take such actions as are necessary to cause, effective as of the Effective Time, (i) Peter A. Cohen to be appointed as Chairman of the Board of Directors and Chief Executive Officer of New Parent and (ii) John E. Toffolon, Jr., to be appointed as Lead Director of the Board of Directors of New Parent.

(c)                                  On or prior to the Effective Time, Cowen and Ramius shall take such actions as are necessary to cause the persons indicated in Schedule C hereto to be elected or appointed to the offices of New Parent specified in such Schedule as of the Effective Time.

(d)                                 Immediately upon consummation of the Transactions, (i) New Parent shall change its name to Cowen Group, Inc., (ii) Exchange Sub shall change its name to Ramius LLC and (iii) Ramius shall change its name to RCG LLC or another name selected by Ramius that does not contain the word “Ramius.”

7.10                           No Solicitation.

(a)                                  No-Solicitation by Ramius.

(i)                                     Unless and until Cowen enters into or participates in any discussions or negotiations regarding an Alternative Transaction or enters into a confidentiality agreement with any third party with respect to an Alternative Transaction not resulting from or arising out of a breach of Section 7.10, during the period from the date hereof continuing through the Closing, Ramius shall not, and shall cause its Subsidiaries and the respective Affiliates of Ramius and its Subsidiaries and all of the managers, members, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of Ramius or any Affiliate not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of furnishing or providing information) or take any other action facilitating or designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of membership interests or capital stock or similar transactions involving Ramius or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “Ramius Alternative Proposal”), (ii) enter into or participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction.  Ramius shall immediately cease, and cause its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussions or negotiations.

(ii)                                  Ramius shall notify Cowen promptly (but in no event later than 24 hours) after receipt of any Ramius Alternative Proposal, or any material modification of or material amendment to any Ramius Alternative Proposal, or any request for nonpublic information relating to Ramius or any of its Subsidiaries or any Fund or for access to the properties, books or records of Ramius or any of its Subsidiaries or any Fund.  Such notice to Cowen shall be made orally and in writing, and shall indicate the identity of the person making the Ramius Alternative Proposal or intending to make or considering making a Ramius Alternative Proposal or requesting non-public information or access to the books and records of Ramius or any of its Subsidiaries or any Fund, and a copy of such Ramius Alternative Proposal (if in writing) and summary of the material terms of any such Ramius Alternative Proposal or modification or amendment to a Ramius Alternative Proposal.  Ramius shall use its best efforts to keep Cowen fully informed, on a timely basis, of any material changes in the status and any material changes or modifications in the terms of any such Ramius Alternative Proposal, indication or request.

(b)                                 No Solicitation by Cowen.

(i)                                     During the period from the date hereof continuing through the Closing, Cowen shall not and shall cause its Subsidiaries and the respective Affiliates of Cowen and its Subsidiaries and all of the officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents of Cowen or any Affiliate not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of furnishing or providing information) or take any other action facilitating or designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of membership interests or capital stock or similar transactions involving Cowen or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “Cowen Alternative Proposal”), (ii) enter into or participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction (other than a confidentiality agreement as permitted by Section 7.10(b)(iv)).  Cowen shall immediately cease, and cause its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussion, or negotiations.

(ii)                                  Cowen shall notify Ramius promptly (but in no event later than 24 hours) after receipt of any Cowen Alternative Proposal, or any material modification of or material amendment to any Cowen Alternative Proposal, or any request for nonpublic information relating to Cowen or any of its Subsidiaries or for access to the properties, books or records of Cowen or any of its Subsidiaries.  Such notice to Ramius shall be made orally and in writing, and shall indicate the identity of the person making the Cowen Alternative Proposal or intending to make or considering making a Cowen Alternative Proposal or requesting non-public information or access to the books and records of Cowen or any of its Subsidiaries, and a copy of such Cowen Alternative Proposal (if in writing) and summary of the material terms of any such Cowen Alternative Proposal or modification or amendment to a Cowen Alternative Proposal.  Cowen shall use its best efforts to keep Ramius fully informed, on a timely basis, of any material changes in the status and any material changes or modifications in the terms of any such Cowen Alternative Proposal, indication or request.  Cowen shall also provide Ramius 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 7.10(b)(iii) and shall keep Ramius fully informed, on a timely basis, as to the material developments and results of all such discussions or negotiations.  Cowen shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and Cowen shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(iii)                               Except as expressly permitted by this Section 7.10(b)(iii), neither the Board of Directors of Cowen nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Cowen of this Agreement and/or the Transactions to Cowen’s stockholders, or (ii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Cowen Alternative Proposal (any of the actions described in clauses (i) or (ii), a “Change of Recommendation”).  Notwithstanding the foregoing, the Board of Directors of Cowen may make a Change of Recommendation prior to the receipt of the Cowen Stockholder Approval, if, and only if, each of the following conditions is satisfied:

(1)                                  it receives a Cowen Alternative Proposal not solicited and not resulting from or arising out of a breach of this Section 7.10 that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

(2)                                  it determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Cowen stockholders under applicable Law;

(3)                                  Ramius has received written notice from Cowen (a “Change of Recommendation Notice”) at least five (5) Business Days prior to such Change of Recommendation, which notice shall (1) state expressly that Cowen has received a Cowen Alternative Proposal which the Board of Directors of Cowen has determined is a Superior Proposal and that Cowen intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Cowen Alternative Proposal and a copy (if in writing) and summary of material terms of such Cowen Alternative Proposal; provided that any material amendment to the terms of such Cowen Alternative Proposal shall require a new Change of Recommendation Notice and at least two (2) Business Days prior to such Change of Recommendation; and

(4)                                  during any such notice period, Cowen and its advisors have negotiated in good faith with Ramius (provided that Ramius desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Cowen Alternative Proposal would no longer constitute a Superior Proposal.

(iv)                              Notwithstanding any other provision contained herein, (i) Cowen and its Board of Directors may comply with their disclosure obligations under Rules 14d-9 and 14e-2 under the Exchange Act and (ii) prior to the receipt of the Cowen Stockholder Approval, Cowen may, and may allow its Affiliates and Representatives to furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with any third party who has made a Cowen Alternative Proposal not resulting from or arising out of a breach of this Section 7.10, provided that Cowen and its Board of Directors concludes in good faith that such Cowen Alternative Proposal is reasonably likely to result in a Superior Proposal, provided further that any nonpublic information to be provided shall be provided pursuant to a confidentiality agreement entered into with such third party on terms no less favorable than the Confidentiality Agreement.  Cowen shall promptly provide to Ramius any non-public information concerning Cowen provided to any other Person in connection with any Cowen Alternative Proposal that was not previously provided to Ramius.  The Board of Directors of Cowen shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Transactions proposed by Ramius in response to any Cowen Alternative Proposal.

(c)                                  Definitions.

(i)                                     “Alternative Transaction” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of a party or its Subsidiaries or 15% or more of any class of equity or voting securities (including membership interests) of a party or its Subsidiaries whose assets, individually, or in the aggregate, constitute more than 15% of the consolidated assets of the party; (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities (including membership interests) of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, sale of interests, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of a party.

(ii)                                  “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or substantially all of the outstanding shares of Cowen Common Stock or the assets, net revenues or net income of Cowen and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Cowen determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals) and the person making the proposal, that the proposal, (i) is more favorable, including from a financial point of view, to Cowen’s stockholders than the Transactions and the other transactions contemplated hereby and (ii) is reasonably likely to be completed.

7.11                           Transaction Litigation.  Cowen shall control the defense against any litigation brought by stockholders of Cowen against Cowen and/or its directors relating to the Transactions and the other transactions contemplated by this Agreement; provided, however, that Cowen shall give Ramius the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the prior written consent of Ramius.  Ramius shall control the defense against any litigation brought by members of Ramius against Ramius and/or its Managing Member relating to the Transactions and the other transactions contemplated by this Agreement; provided, however, that Ramius shall give Cowen the opportunity to participate in the defense or settlement of any such stockholder litigation, and no such settlement shall be agreed to without the prior written consent of Cowen.  Each of Cowen and Ramius shall cooperate, shall cause its respective Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its directors, officers, managers, members, employees, agents, legal counsel, financial advisors, independent auditors and other advisors and representatives to cooperate in the defense of any such stockholder or member litigation.

7.12                           Registration Rights Agreement.  Cowen and Ramius shall cause New Parent to execute and deliver to Ramius the Registration Rights Agreement, at or prior to Closing.

7.13                           Assignment of Assigned Contracts and Warranties.  At the Closing and effective as of the Closing Date, Ramius shall assign to Exchange Sub all of its rights under the Assigned Contracts.  Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Assigned Contracts that cannot be assigned to Exchange Sub at the Closing Date, the performance obligations of Ramius thereunder shall, unless not permitted by such Assigned Contract, be deemed to be subleased or subcontracted to Exchange Sub until such Assigned Contract has been assigned.  Each of Cowen and Exchange Sub shall, and New Parent shall cause Exchange Sub to, assist Ramius in obtaining any necessary approvals to such subleases and subcontracts.  Ramius shall use its commercially reasonable efforts to obtain all necessary consents and Cowen agrees to cooperate with Ramius in its efforts to obtain (including the submission of financial and/or other information concerning New Parent, Exchange Sub and Cowen and the execution and delivery of any agreements, documents or instruments reasonably requested by a third party), the consent of any third party to the assignment or transfer of the Assigned Contracts in all cases in which consent is required for assignment or transfer.  Each of Cowen and Exchange Sub shall, and New Parent shall cause Exchange Sub to, take all reasonably necessary actions to perform and complete all Assigned Contracts in accordance with their terms if neither assignment, subleasing nor subcontracting is permitted by the other party, and Ramius shall pay over to Exchange Sub any amounts received by Ramius after the Closing Date as a result of performance by Exchange Sub of such Assigned Contracts.  To the extent that Ramius performs under any Assigned Contract following the Closing, New Parent shall cause Exchange Sub to reimburse Ramius for any costs Ramius incurs as a result thereof.

7.14                           Payment of Assumed Liabilities.  Exchange Sub shall, and New Parent shall cause Exchange Sub to, promptly pay the Assumed Liabilities when the same become due, except to the extent that any such liability is being disputed in good faith and has been appropriately reserved for on the books and records of Exchange Sub.

7.15                           FoF Asset Exchange Agreement.

(a)                                  New Parent shall, and each of Ramius and Cowen shall cause New Parent to, fulfill its obligations under the FoF Asset Exchange Agreement in all respects, including the issuance at Closing of shares of New Parent Class A Common Stock and the JV Note in accordance with terms of the FoF Asset Exchange Agreement.

(b)                                 Cowen shall not take any action, or fail to take any action, that would cause the representations and warranties of New Parent in Article V of the FoF Asset Exchange Agreement not to be true and correct in all material respects at Closing.

7.16                           Tax Matters.   Following the date hereof and prior to the Effective Time, the parties shall work together in good faith, shall consult with one another, and shall (consistent with their obligations under Section 6.2(k) hereof) use their respective reasonable best efforts (including by taking certain actions or refraining from taking certain actions, in each case, as reasonably requested by Ramius and at Ramius’s sole cost and expense, provided that compliance with such requests shall not (x) significantly interfere with or impede Cowen’s Ordinary Course of Business or (y) impose any significant costs, expenses or liabilities on Cowen or its Subsidiaries which costs, expenses or liabilities are not fully indemnified by Ramius) to cause the Transactions, taken together, to qualify as an exchange described in Section 351 of the Code.  At the request of Ramius, to allow Ramius to obtain a tax opinion that the Transactions, taken together, qualify as an exchange described in Section 351 of the Code, Cowen shall provide a certificate of an officer of Cowen containing representations as to certain factual matters (which representations are consistent with the state of facts existing as of the date of such certificate), as the same may reasonably be requested by Willkie Farr & Gallagher LLP.

7.17                           Investment Company Act.  Each of Ramius and Cowen shall use its reasonable best efforts to ensure that, as of the Closing, New Parent shall not be required to register as an “investment company” for purposes of the Investment Company Act.

7.18                           Payment of Award.  Promptly following the receipt by Ramius of any final, binding and non-appealable award with respect to the matter set forth in Section 7.18 of the Ramius Disclosure Schedule, Ramius shall pay to New Parent the amount of such award up to a maximum of $7,000,000 in the aggregate.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1                                 Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of the parties to effect the Transactions shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  The Cowen Stockholder Approval shall have been obtained.

(b)                                 NASDAQ Listing.  The shares of New Parent Class A Common Stock to be issued (i) to the holders of Cowen Common Stock and to Ramius upon consummation of the Transactions and (ii) to HVB pursuant to the FoF Asset Exchange Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)                                  HSR Act.  (i)  Any waiting periods (and any extension thereof) applicable to the Transactions and the other transactions contemplated by this Agreement, including, without limitation, the acquisition of the shares of New Parent Class A Common Stock to be received by Ramius, under the HSR Act shall have been terminated or shall have expired, and (ii) all other approvals required under other antitrust or competition laws shall have been obtained.

(d)                                 Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)                                  No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Transactions or any of the other transactions contemplated by this Agreement shall be in effect.

(f)                                    FoF Asset Exchange.  All of the conditions precedent to the consummation of the transactions contemplated by the FoF Asset Exchange Agreement (other than the closing of the Transactions and other than conditions that, by their nature, are intended to be satisfied at the closing) shall have been satisfied.

8.2                                 Conditions to Obligations of Ramius.  The obligation of Ramius to effect the Transactions is also subject to the satisfaction, or waiver by Ramius, at or prior to the Effective Time, of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Cowen set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifiers therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time); provided, however, that for purposes of determining satisfaction of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), (b),  and (c) and  which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Cowen.  Ramius shall have received a certificate signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to the foregoing effect.

(b)                                 Performance of Obligations of Cowen.  Cowen shall have performed in all material respects all obligations required to be performed by it under Articles VI and VII of this Agreement at or prior to the Effective Time; and Ramius shall have received a certificate signed on behalf of Cowen by the Chief Executive Officer or the Chief Financial Officer of Cowen to such effect.

(c)                                  Regulatory Approvals.  All approvals set forth in Section 5.4 required to consummate the transactions contemplated by this Agreement, including the Transactions, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Ramius Requisite Regulatory Approvals”).

(d)                                 Registration Rights Agreement.  Cowen and Ramius shall have caused New Parent to execute the Registration Rights Agreement in the form attached hereto as Exhibit F (the “Registration Rights Agreement”).

(e)                                  Certificate of Cowen.  Ramius shall have received a copy of the certificate of an officer of Cowen described in the last sentence of Section 8.3(c) of this Agreement.

8.3                                 Conditions to Obligations of Cowen.  The obligation of Cowen to effect the Transactions is also subject to the satisfaction or waiver by Cowen at or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Ramius set forth in this Agreement shall be true and correct in all respects (without regard to any materiality qualifiers therein) as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time); provided, however, that for purposes of determining satisfaction of this condition, such representations and warranties (other than the representations and warranties contained in Section 5.2, which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Ramius.  Cowen shall have received a certificate signed on behalf of Ramius by its managing member to the foregoing effect.

(b)                                 Performance of Obligations of Ramius.  Ramius shall have performed in all material respects all obligations required to be performed by it under Articles VI and VII of this Agreement at or prior to the Effective Time, and Cowen shall have received a certificate signed on behalf of Ramius by the managing member of Ramius to such effect.

(c)                                  Federal Tax Opinion.  Cowen shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, substantially in the form set forth in Exhibit G, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Cowen Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Cowen and Ramius.

(d)                                 Regulatory Approvals.  All approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Transactions, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Cowen Requisite Regulatory Approvals”).

ARTICLE IX

TERMINATION AND AMENDMENT

9.1                                 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Cowen of the matters presented to them in connection with the Transactions:

(a)                                  by mutual consent of Cowen and Ramius in a written instrument authorized by the Board of Directors of Cowen and the Managing Member of Ramius;

(b)                                 by either Cowen or Ramius, if any Governmental Entity that must grant a Ramius Requisite Regulatory Approval or a Cowen Requisite Regulatory Approval has denied approval of the Transactions and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)                                  by either Cowen or Ramius, if the Transactions shall not have been consummated on or before December 31, 2009 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)                                 by either Cowen or Ramius (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Cowen, in the case of a termination by Ramius, or Ramius, in the case of a termination by Cowen, which breach, either individually or in the aggregate, would result in, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and which is not cured within the earlier to occur of (i) thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period, and (ii) the nine (9) month anniversary of the date of this Agreement;

(e)                                  by Ramius, if (i) the Board of Directors of Cowen shall have (A) failed to recommend in the Proxy Statement the approval and adoption of this Agreement; (B) made any Change of Recommendation or (C) resolved to do any of the foregoing; (ii) Cowen has materially breached its obligations under this Agreement by reason of a failure to call the Cowen Stockholder Meeting in accordance with Section 7.3; or (iii) Cowen has materially breached any of its obligations under the first sentence of Section 7.10(b); and

(f)                                    by either Cowen or Ramius, if the Cowen Stockholder Approval required by Section 8.1(a) shall not have been obtained at the Cowen Stockholder Meeting (or any adjournment or postponement thereof in accordance with Section 7.3 of this Agreement).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2                                 Effect of Termination.

(a)                                  In the event of termination of this Agreement by either Cowen or Ramius as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Cowen, Ramius, any of their respective Subsidiaries or any of the officers, directors, members or managers of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Cowen shall not be relieved of any of its obligations pursuant to Section 9.2(b); (ii) Sections 7.2(b), 9.2, 9.3 and Article X shall survive any termination of this Agreement; and (iii) neither Cowen nor Ramius shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)                                 Cowen shall pay Ramius, by wire transfer of immediately available funds, the sum of $3,500,000 (the “Termination Fee”) and/or the Ramius Expenses if this Agreement is terminated as follows:

(i)                                     if Ramius shall terminate this Agreement pursuant to Section 9.1(e) hereof, then Cowen shall pay the Termination Fee and the Ramius Expenses on the Business Day following such termination;

(ii)                                  if either party shall terminate this Agreement pursuant to Section 9.1(f), then (x) Cowen shall pay to Ramius an amount equal to one-half (1/2) of the Ramius Expenses on the Business Day following delivery to Cowen of written notice of the amount of such Ramius Expenses or (y) if at any time after the date of this Agreement and at or before the date of the Cowen Stockholder Meeting, a Cowen Alternative Proposal shall have been publicly announced or disclosed, then (A) Cowen shall pay the Ramius Expenses (less any amounts paid pursuant to clause (x)) on the Business Day following delivery to Cowen of written notice of the amount of such Ramius Expenses, and (B) if within twelve (12) months of the date of such termination of this Agreement, Cowen or any of its Subsidiaries executes any definitive agreement with respect to, or consummates any Alternative Transaction, then Cowen shall pay the Termination Fee to Ramius upon the date of such execution or consummation of the Alternative Transaction.  For purposes of this Section 9.2(b)(ii) only, “Alternative Transaction” shall have the meaning as set forth in Section 7.10(c)(i) hereof, provided, however, that where the number “15” is used in such definition, the number “50” shall be substituted therefor; and

(iii)                               if either party shall terminate this Agreement pursuant to Section 9.1(c) and at any time after the date of this Agreement and at or before the date of the Cowen Stockholder Meeting a Cowen Alternative Proposal shall have been publicly announced or disclosed, then Cowen shall pay the Ramius Expenses on the Business Day following delivery to Cowen of written notice of the amount of such Ramius Expenses, and if within twelve (12) months of the date of such termination of this Agreement, Cowen or any of its Subsidiaries executes any definitive agreement with respect to, or consummates any Alternative Transaction, then Cowen shall pay the Termination Fee to Ramius upon the date of such execution or consummation of the Alternative Transaction.  For purposes of this Section 9.2(b)(iii) only,

“Alternative Transaction” shall have the meaning as set forth in Section 7.10(c)(i) hereof, provided, however, that where the number “15” is used in such definition, the number 50 shall be substituted therefor.

(c)                                  The parties agree that for terminations of this Agreement pursuant to Sections 9.1(e) and (f) hereof, the remedy set forth in Section 9.2(b) shall be the exclusive remedy of Ramius (other than with respect to any damages caused by the willful breach of any provision of this Agreement).  In no event shall Cowen be required to pay the Termination Fee to Ramius more than once.

(d)                                 Cowen acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Ramius would not enter into this Agreement.  If Cowen fails to pay promptly any amounts due pursuant to this Section 9.2, Cowen will also pay to Ramius interest on the unpaid amount due under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the LIBOR.

9.3                                 Fees and Expenses.  Except as otherwise provided in Section 9.2 and with respect to (i) costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Transactions, and (ii) any fees incurred in connection with the filings required under the HSR Act, which shall be borne equally by Cowen and Ramius, all fees and expenses incurred in connection with the Transactions, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

9.4                                 Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Board of Directors or Managing Member, as the case may be, at any time before or after approval of the matters presented in connection with the Transactions by the stockholders of Cowen; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Cowen, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.5                                 Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors or Managing Member, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1         Definitions.  (a)  For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Section 10.1 (such definitions to apply to both the singular and plural forms of the terms herein defined):

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, for purposes of this Agreement none of Unicredit SpA, Bank Austria AG or Bayerische Hypo-und Vereinsbank AG nor any of their respective controlled affiliates shall be deemed to be Affiliates of Ramius.

“Assigned Contract” shall mean any Contract entered into prior to the Closing to which Ramius is a party (other than the Transaction Documents).

“Base Date” means December 31, 2008.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“CEA” means the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder by the CFTC.

“CFTC” means the Commodity Futures Trading Commission.

“CHRP” means Cowen Healthcare Royalty Partners, L.P.

“Client” of a Person means any other Person to which such Person or any of its Subsidiaries or Affiliates provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Agreement.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, license, commitment or other arrangement or agreement, whether written or oral.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise in the ordinary course solely out of the Cowen Benefit Plans or Ramius Employee Benefits Plans, as applicable.

“Copyrights” means all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials).

“Cowen IP” means all material Intellectual Property owned, used, held for use or exploited by Cowen or any of its Subsidiaries.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, that for the avoidance of doubt, the term “Derivative Transactions” shall not include any Cowen Stock Option.

“DGCL” means the Delaware General Corporation Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity if it would have ever been considered a single employer with Cowen or Ramius, as applicable, under ERISA Section 4001(b) or part of the same “controlled group” as Cowen or Ramius, as applicable, for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Excluded Assets” means: (i) $500,000 in cash, (ii) the assets set forth on Section 10.1(a) of the Ramius Disclosure Schedule and (iii) all rights, title and interest in the Ramius Transaction Documents (including the documents and the instruments referred to therein).

“Excluded Liabilities” means the liabilities set forth on Section 10.1(b) of the Ramius Disclosure Schedule.

“FINRA” means the Financial Industry Regulatory Authority.

“FoF Asset Exchange Agreement” shall mean that certain Asset Exchange Agreement by and among Ramius, HVB Alternative Advisors LLC (“HVB”), Bayerische Hypo- und Vereinsbank AG, Cowen, New Parent and Merger Sub, dated as of the date hereof.

“Former Parent” means Société Générale and any of its Subsidiaries or Affiliates.

“Fund Agreement” means with respect to any Fund that is (i) a corporation, the certificate or articles of incorporation and by-laws (or equivalent or comparable constitutive documents with respect to a non-U.S. jurisdiction); (ii) a limited liability company, the operating agreement; (iii) a limited partnership, the limited partnership agreement (or equivalent or comparable constitutive documents with respect to a non-U.S. jurisdiction); (iv) a business trust, the declaration of trust and by-laws and (v) any other entity, the constitutive documents that are equivalent to the foregoing.

“Fund Board” means the board of directors or trustees of any advisory board of a Private Fund.

“Funds” means each Private Fund.

“GBA” means the Gramm-Leach-Bliley Act.

“Governmental Entity” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any SRO.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) Trademarks; (ii) Patents and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) Trade Secrets; (iv) Copyrights; (v) Software; (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“Investment Advisory Agreement” means an agreement under which Ramius or any of its Subsidiaries acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JV Note” means that certain Promissory Note by and between of Exchange Sub and Bayerische Hypo- und Vereinsbank AG, to be entered into at the closing of the transactions contemplated by the FoF Asset Exchange Agreement.

“Law” means any foreign, federal, state, or local law, statute, code, ordinance, rule, regulation or other requirement.

“License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or Client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Cowen IP” means the Intellectual Property owned by a third party that Cowen or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Licensed Ramius IP” means the Intellectual Property owned by a third party that Ramius or any of its Subsidiaries or any Fund has a right to use or exploit by virtue of a License Agreement.

“Liens” means any and all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restriction under any shareholder or similar agreements, encumbrances and other restrictions or limitations whatsoever.

“Limited Partners” means the limited partners of a Fund (or comparable investors of any Fund not structured as a limited partnership).

“Management Agreement” means a management, advisory or sub-advisory agreement between Ramius, its Subsidiaries or any Affiliate of Ramius on the one hand, and any Fund on the other hand.

“Material Adverse Effect” means, with respect to Ramius or Cowen, as the case may be, any event, change, circumstance or development which has or is reasonably likely to have a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to clause (i), the term “Material Adverse Effect” shall not include any effects resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which such party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including losses of employees to the extent resulting therefrom, (F) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (G) changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes or (H) in the case of Ramius and its Subsidiaries, withdrawals from the Funds that are consistent with withdrawals from the Funds over the past twelve months, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are materially and disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations, as operated by the Nasdaq Stock Market, Inc.

“NFA” means the National Futures Association.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of such Person consistent with its past practice through the date hereof.

“OTS” means the Office of Thrift Supervision.

“Owned Cowen IP” means the Intellectual Property that is owned by Cowen or any of its Subsidiaries.

“Owned Ramius IP” means the Intellectual Property that is owned by Ramius or any of its Subsidiaries or any Fund.

“Patents” means all patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.

“Permitted Liens” means (i) all statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor; (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default, violation by Cowen or any of its Subsidiaries, or Ramius or any of its Subsidiaries, as the

case may be, of any Contract or Law; (iii) statutory Liens of landlords with respect to leased real property; and (iv) Liens not securing or representing a monetary obligation and which, individually or in the aggregate, do not detract or impair in any material respect from the continued use in the ordinary course of business as currently conducted or contemplated by Ramius or Cowen or any of their respective Subsidiaries, as applicable, of any property subject to such Liens.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Private Fund” means any pooled investment vehicle for which Ramius or its Subsidiaries acts as investment advisor, investment sub-advisor, general partner, managing member, manager or sponsor that is not registered as a Public Fund with any Governmental Entity.

“Public Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) which is registered or qualified for offer and sale to members of the general public with any Governmental Entity.

“Ramius Expenses” shall mean all of Ramius’s actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) incurred by Ramius and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event shall the Ramius Expenses exceed $750,000.

“Ramius IP” means all material Intellectual Property owned, used, held for use or exploited by Ramius or any of its Subsidiaries.

“Ramius Member” means each of the Persons listed on Schedule A hereto.

“Ramius Percentage Interest” shall have the meaning given in Section 3.06 of the Ramius LLC Agreement.

“Ramius Transaction Documents” shall mean this Agreement, the Confidentiality Agreement, the Registration Rights Agreement and the FoF Asset Exchange Agreement.

“Regulatory Agencies” means (i) FINRA, (ii) the SEC, (iii) the OTS, (iv) NASDAQ, (v) any non-U.S. regulatory authority and (vi) any SRO.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; “blue sky” laws of any state or territory of the United States; the CEA; and the rules and regulations of FINRA and the comparable laws, rules and regulations in effect in any other country.

“Software” means all software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation.

“SRO” means FINRA, the NFA, each nation securities or commodities or futures exchange in the United States and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation or brokers, dealers, securities underwriting or trading, stock exchanges, commodities or future exchanges, insurance companies or agents, investment companies, investment advisors, commodity pool operators or commodity trading advisors.

“Subsidiary” means, when used with respect to either party, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, fifty percent (50%) or more of the equity interests or such party has the power to elect fifty percent (50%) or more of the directors or equivalent governing persons, and, for the absence of doubt, when used with respect to Cowen, shall also include Cowen Healthcare Royalty GP, LLC; provided, that for purposes of this Agreement, no Fund shall be deemed to be a Subsidiary of Ramius.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Cowen or any of its Subsidiaries, or Ramius or any of its Subsidiaries, as the case may be.

“Third Party Management Agreement” means a management, advisory or sub-advisory agreement among Ramius, its Subsidiaries or its Affiliates, on the one hand, and any third party other than Ramius (including any Fund), its Subsidiaries or Affiliates, on the other hand, in each case with respect to assets under management in excess of $5,000,000.

“Trademarks” means all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing.

“Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law),

business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.

(b)           Terms Defined Elsewhere in Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Section

Acquired Assets	1.2(b)
Agreement	Preamble
Alternative Transaction	7.10(c)(i)
Asset Exchange Consideration	1.2(b)
Assumed Liabilities	1.2(b)
Bankruptcy and Equity Exception	4.3(a)
Bill of Sale	1.3(b)
CAM Sale Contracts	4.12(a)(xviii)
Change of Recommendation	7.10(b)(iii)
Change of Recommendation Notice	7.10(b)(iii)(3)
Claim	7.7(a)
Closing	1.5
Closing Date	1.5
Code	Recitals
Confidentiality Agreement	7.2(b)
Cowen	Preamble
Cowen Alternative Proposal	7.10(b)(i)
Cowen Benefit Plans	4.11(a)
Cowen By-Laws	4.1(a)
Cowen Capitalization Date	4.2(a)
Cowen Certificate	3.1(b)
Cowen Certificate of Merger	1.3(a)
Cowen Charter	4.1(a)
Cowen Common Stock	4.2(a)
Cowen Continuation Period	7.6(a)
Cowen Contract	4.12(a)
Cowen Covered Employees	7.6(a)
Cowen Disclosure Schedule	Art. IV
Cowen Merger	Recitals
Cowen Merger Consideration	2.1(b)
Cowen Preferred Stock	4.2(a)
Cowen Regulatory Agreement	4.16(b)
Cowen Requisite Regulatory Approvals	8.3(d)
Cowen Restricted Shares	2.3(b)
Cowen RSUs	2.3(c)
Cowen SEC Reports	4.5
Cowen Stockholder Approval	7.3
Cowen Stockholder Meeting	7.3
Cowen Stock Options	2.3(a)

Cowen Stock Plans	2.3(a)
Cowen Surviving Corporation	1.2(a)
Delaware Secretary	1.3(a)
Effective Time	1.3(a)
Employees	6.2(c)
Exchange Sub	Preamble
Exchange Sub Membership Interests	1.1(b)
Excluded Ramius Benefits	7.6(a)
Existing Policies	7.7(c)
Form S-4	4.4
Former Parent Contracts	4.12(a)(xii)
GAAP	4.6(a)
HVB	10.1
Indemnified Parties	7.7(a)
Insurance Amount	7.7(c)
Merger Sub	Preamble
Merger Sub Common Stock	1.1(b)
New Parent	Preamble
New Parent By-Laws	1.1(a)
New Parent Charter	1.1(a)
New Parent Class A Common Stock	1.1(a)
New Parent Class B Common Stock	1.1(a)
New Parent Employees	7.6(a)
New Parent Plan	7.3
New Parent Plan Approval	7.3
New Parent RSU	2.3(c)
New Parent Stock Options	2.3(a)
New Plans	7.6(b)
Privacy Rules	4.16(i)
Proxy Statement	4.4
RAAP	6.2(b)(ii)
Ramius	Preamble
Ramius Alternative Proposal	7.10(a)(i)
Ramius Asset Exchange	Recitals
Ramius Benefit Plans	5.11(a)
Ramius Contract	5.12(a)
Ramius Disclosure Schedule	Art. V
Ramius Financial Statements	5.6(a)
Ramius LLC Agreement	5.1(a)
Ramius Regulatory Agreement	5.16(b)
Ramius Requisite Regulatory Approvals	8.2(c)
REOP	6.2(b)(ii)
SGAI	4.10
Superior Proposal	7.10(c)(ii)
Takeover Statutes	4.19
Termination Fee	9.2(b)

Transactions	Recitals
Voting Agreement	Recitals
Voting Debt	4.2(a)

10.2         Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 7.4 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.3         Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon confirmation of receipt when transmitted via facsimile (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day), or (c) on receipt after dispatch by registered or certified mail (return receipt requested), postage prepaid, or (d) on the next Business Day if delivered by a national overnight courier (with confirmation), addressed, in each case, as follows:

(a)            if to Cowen, to:

Cowen Group, Inc.

1221 Avenue of Americas

New York, NY 10020

Attention:	J. Kevin McCarthy, Esq.
General Counsel
Facsimile:	(646) 562-1936

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd St.
New York, NY 10019

Attention:	Edward Herlihy, Esq.
David E. Shapiro, Esq.
Fax:	(212) 403-2000

(b)           if to Ramius, to:

Ramius LLC
599 Lexington Avenue, 20th Floor
New York, NY 10022

Attention:	Owen S. Littman, Esq.
General Counsel
Facsimile:	(212) 845-7986

with a copy to:

Willkie Farr & Gallagher LLP
The Equitable Center
787 Seventh Avenue
New York, NY 10019
Attention:	David K. Boston, Esq.
Lawrence D. Weltman, Esq.
Laura L. Delanoy, Esq.
Fax:	(212) 728-8111

10.4         Interpretation; Knowledge.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Words defined in the singular have the parallel meaning in the plural and vice versa.  Words of one gender shall be construed to apply to each gender and the neutral gender.  The term “party: refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.  The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of, in the case of Cowen, the individuals set forth on Section 10.4 of the Cowen Disclosure Schedule, and in the case of Ramius, the individuals set forth on Section 10.4 of the Ramius Disclosure Schedule.

10.5         Disclosure Schedules.  The statements in the Cowen Disclosure Schedule and the Ramius Disclosure Schedule relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Cowen Disclosure Schedule or the Ramius Disclosure Schedule, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent.  In the Cowen Disclosure Schedule and the Ramius Disclosure Schedule, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in the Agreement; (b) the section numbers correspond to the section numbers in this Agreement; (c) inclusion of any item in a disclosure letter (i) does not represent an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Cowen or Ramius, as applicable; (ii) does not represent a determination that such item did not arise in the Ordinary Course of Business; and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  The Cowen Disclosure Schedule and the Ramius Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

10.6         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

10.7         Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.8         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9         Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11       Publicity.  Neither Cowen nor Ramius shall, and neither Cowen nor Ramius shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of Ramius, in the case of a proposed announcement or statement by Cowen, or Cowen, in the case of a proposed announcement or statement by Ramius; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ or other Regulatory Agency.

10.12       Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section 10.9 hereto, this being in addition to any other remedy to which they are entitled at law or in equity (except as limited by Section 9.2(c) hereof).

10.13       Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Cowen, New Parent, Merger Sub, Exchange Sub and Ramius have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COWEN GROUP, INC.

By:	/s/ David M. Malcolm
	Name:	David M. Malcolm
	Title:	President and Chief Executive Officer

LEXINGTONPARK PARENT CORP.

By:	/s/ Christopher A. White
	Name:	Christopher A. White
	Title:	Vice President

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	President

LEXINGTON MERGER CORP.

By:	/s/ Christopher A. White
	Name:	Christopher A. White
	Title:	Vice President

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	President

PARK EXCHANGE LLC

By:	/s/ Christopher A. White
	Name:	Christopher A. White
	Title:	Manager

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Manager

RAMIUS LLC

By:	C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
	Name:	Peter A. Cohen
	Title:	Managing Member

[Signature Page to Transaction Agreement]